UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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☐	Soliciting Material Pursuant to §240.14a-12
WESTERN REFINING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 23, 2014

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite all shareholders to attend the 2014 Annual Meeting of Shareholders (the "Annual Meeting") of Western Refining, Inc. (the "Company") to be held on June 4, 2014, at 8:30 a.m. MDT at the Plaza Theater, located at 125 Pioneer Plaza, El Paso, Texas 79901. The Company's proxy materials, as well as the Company's 2013 Annual Report, are available to shareholders online at www.proxydocs.com/wnr. You may also request a paper copy of the proxy materials and 2013 Annual Report free of charge by sending an email containing the 12 digit control number included on the Notice of Internet Availability of Proxy Materials (the "Notice") you received to paper@investorelections.com, by calling 866-648-8133, by requesting a paper copy online at www.investorelections.com/wnr or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The Company's 2013 Annual Report is not a part of its proxy soliciting materials.

Your vote is important, and you are encouraged to vote as early as possible. Even if you plan to attend the Annual Meeting, you are requested to vote your proxy in advance by one of the methods described in the Notice and the Company's Proxy Statement. If you attend the Annual Meeting after having submitted your proxy card, you may revoke your proxy, if you wish, and vote in person. If you would like to attend the Annual Meeting and your shares are not registered in your own name, please ask the brokerage firm, trust, bank or other nominee that holds your shares to provide you with evidence of your share ownership.

Thank you for your support.

Sincerely yours,
Paul L. Foster
Executive Chairman and
Chairman of the Board

El Paso, Texas
April 23, 2014

NOTICE OF THE 2014
ANNUAL MEETING OF SHAREHOLDERS
June 4, 2014
____________________________________________________

To the Shareholders of Western Refining, Inc.:

The 2014 Annual Meeting of Shareholders (the "Annual Meeting") of Western Refining, Inc. (the "Company") will be held at 8:30 a.m. MDT on June 4, 2014, at the Plaza Theater, located at 125 Pioneer Plaza, El Paso, Texas 79901. At the Annual Meeting you will be asked to:

1.	Approve an amendment to the Company's Certificate of Incorporation, as amended, to declassify the Company's Board of Directors;

2.
If Proposal 1 is approved by the Company's shareholders, elect three Class III directors to hold office until the 2015 Annual Meeting of Shareholders and, if Proposal 1 is not approved by the Company's shareholders, elect three Class III directors to hold office until the 2017 Annual Meeting of Shareholders;

3.	Approve by a non-binding advisory vote the compensation paid to the Company's named executive officers in 2013;

4.	Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2014; and

5.	Consider any other matters or transact any other business that may properly come before the Annual Meeting, or any postponement(s) or adjournment(s) thereof.

The Company is pleased to continue to take advantage of Securities and Exchange Commission rules that allow the Company to furnish its proxy materials online. Should you wish to receive a paper copy of the Company's proxy materials and/or 2013 Annual Report free of charge, please send an email containing the 12 digit control number included on the Notice of Internet Availability of Proxy Materials you received to paper@investorelections.com, call 866-648-8133, request a copy online at www.investorelections.com/wnr or write to me at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

Only shareholders of record at the close of business on April 8, 2014, are entitled to receive notice of and vote at the Annual Meeting and at any postponement(s) or adjournment(s) of the Annual Meeting. If you were a shareholder at the close of business on April 8, 2014, it is important that you vote your shares as soon as possible using one of the methods set forth in the Company's Proxy Statement, which include by telephone at 866-390-5269, online at www.proxypush.com/wnr or, if you received a paper copy of the proxy materials including a proxy card, by signing and returning your proxy card. Please refer to the specific voting information that is contained in the Proxy Statement for additional details regarding voting your shares. Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are provided in the the Proxy Statement. Your vote is important and you are encouraged to vote your shares as soon as possible, even if you plan to attend the Annual Meeting in person.

By Order of the Board of Directors,
Lowry Barfield
Senior Vice President - Legal, General Counsel and Secretary
El Paso, Texas
April 23, 2014
YOUR VOTE IS IMPORTANT
PLEASE VOTE AS PROMPTLY AS POSSIBLE

PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS OF
WESTERN REFINING, INC.

June 4, 2014
__________________________

GENERAL INFORMATION

Introduction

The Board of Directors (the "Board") of Western Refining, Inc. (the "Company" or "WNR") is soliciting proxies to be voted at the 2014 Annual Meeting of Shareholders (the "Annual Meeting") of the Company to be held on June 4, 2014, at the Plaza Theater, located at 125 Pioneer Plaza, El Paso, Texas 79901, beginning at 8:30 a.m. MDT and at any adjournment(s) or postponement(s) of the Annual Meeting. The Company is mailing the Notice of Internet Availability of Proxy Materials (the "Notice") to all shareholders of record at the close of business on April 8, 2014, on or about April 23, 2014. On this date, you will have the ability to access all of the Company's proxy materials and its 2013 Annual Report online at www.proxydocs.com/wnr. At the Annual Meeting, shareholders will be requested to:

1.	Approve an amendment to the Company's Certificate of Incorporation, as amended (the "Certificate"), to declassify the Company's Board of Directors;

2.
If Proposal 1 is approved by the Company's shareholders, elect three Class III directors to hold office until the 2015 Annual Meeting of Shareholders and, if Proposal 1 is not approved by the Company's shareholders, to elect three Class III directors to hold office until the 2017 Annual Meeting of Shareholders;

3.	Approve by a non-binding advisory vote the compensation paid to the Company's named executive officers in 2013; and

4.	Ratify the appointment of Deloitte & Touche LLP ("Deloitte") as the Company's independent auditors for fiscal year 2014.
Shareholders will also consider any other matters that may properly come before the Annual Meeting.
How does the Board recommend that I vote?

The Board recommends a vote:

•	FOR Proposal 1 to amend the Company's Certificate to declassify the Company's Board;

•	FOR each of the nominees for director;

•	FOR the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers in 2013; and

•	FOR the ratification of Deloitte as the Company's independent auditors for 2014.

Who is entitled to vote at the Annual Meeting?

The Board has set April 8, 2014, as the record date for the Annual Meeting. If you were a shareholder at the close of business on April 8, 2014, you are entitled to vote at the Annual Meeting. As of the record date, 79,786,709 shares of the common stock of the Company were issued and eligible to vote at the Annual Meeting. As of the record date, there were 54 shareholders of record. Holders of the Company's common stock are entitled to one vote per share, exercisable in person or by proxy. There are a total of 79,786,709 votes entitled to be cast at the Annual Meeting. Shareholders do not have cumulative voting rights.

How many shares must be present to hold the Annual Meeting?

In accordance with the Company's Bylaws, shares equal to at least a majority of its outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:

•	You have voted online in accordance with the instructions set forth in this Proxy Statement;

•	You have voted by telephone in accordance with the instructions set forth in this Proxy Statement;

•	You have properly submitted a proxy card by mail; or

•	You are present and vote in person at the Annual Meeting.

Votes withheld from any nominee, abstentions, and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the Annual Meeting. Broker non-votes are further discussed below.

How do I vote my shares?

If you were a shareholder of record at the close of business on April 8, 2014, you can vote your shares by any one of the following methods:

1.	Online at www.proxypush.com/wnr; or

2.	By telephone at 866-390-5269; or

3.	In the event you received a paper copy of the proxy materials, by signing and returning your proxy card; or

4.	By attending the Annual Meeting in person and completing a floor ballot.

Even if you currently plan to attend the Annual Meeting, the Company recommends that you also submit your proxy by one of the methods described in items (1) through (3) above so that your vote will be counted if you later decide not to attend the Annual Meeting. If you hold your shares in street name, you may vote your shares in person at the Annual Meeting only if you obtain a signed letter or other proxy from your brokerage firm, bank or other nominee giving you the right to vote the shares at the Annual Meeting.

Can I change or revoke my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting. You can change your vote in any of the following ways:

•	Online at www.proxypush.com/wnr or by telephone at 866-390-5269 in which case only your latest online or telephone proxy submitted prior to being voted at the Annual Meeting will be counted;

•	Delivering to the Company's Secretary a written revocation notice with a date later than the date of your proxy card;

•	Signing and delivering to the Company's Secretary a later-dated proxy card relating to the same shares; or

•
Attending the Annual Meeting in person and either submitting a new proxy card or submitting a written revocation at the Annual Meeting and then voting your shares in person by completing a floor ballot.

How can I attend the Annual Meeting?

Space limitations make it necessary to limit attendance at the Annual Meeting to shareholders, although each shareholder may be accompanied by one guest. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:00 a.m. MDT on June 4, 2014. Shareholders must present valid picture identification, such as a driver's license or passport, before being admitted to the Annual Meeting. If you hold your shares in street name, you will also need proof of ownership in order to attend the Annual Meeting. A recent brokerage statement or letter from the brokerage firm, bank or nominee are examples of proof of ownership. Cameras, recording devices and other similar electronic devices are prohibited.

Why have I received the Notice? How do I request a paper copy of the proxy materials and 2013 Annual Report?

Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), the Company has elected to provide its proxy materials over the Internet. Accordingly, the Company has sent a Notice to its shareholders. All shareholders may access the proxy materials on the website referred to in the Notice: www.proxydocs.com/wnr. Shareholders may also request a paper copy of the proxy materials and 2013 Annual Report free of charge by sending an email containing the 12 digit control number included on the Notice to paper@investorelections.com, by calling 866-648-8133, by requesting a paper copy online at www.investorelections.com/wnr or by writing to: Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. Instructions on how to access the proxy materials online or request a paper copy of the proxy materials may also be found in the Notice. In addition, shareholders may request paper copies of proxy materials or to receive proxy materials by email on an ongoing basis. The Company encourages shareholders to access the proxy materials online to help reduce the costs the Company incurs in printing and mailing paper copies of the proxy materials and 2013 Annual Report.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. You, however, are still considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct their brokerage firm, bank or other nominee how to vote their shares.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your brokerage firm, bank or nominee, your shares will not be voted on any proposal on which your brokerage firm, bank or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange (the "NYSE"). In this situation, a "broker non-vote" occurs. Of the four Proposals included in this Proxy Statement, Proposals 1, 2 and 3 are "non-discretionary" items, and absent specific voting instructions from beneficial owners, NYSE member brokerage firms, banks or nominees may not vote on such Proposals. Proposal 4 is a "discretionary" item and, absent specific voting instructions from beneficial owners, NYSE member brokerage firms, banks or nominees may vote on this Proposal in their discretion.

What vote is required for the matters brought before the Annual Meeting to be approved?

Proposal 1 requires the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote and abstentions and broker non-votes will have the same effect as a vote "against" Proposal 1. Proposal 2 requires the affirmative vote of holders of a plurality of the common stock present or represented by proxy at the Annual Meeting and entitled to vote to elect each director nominee and abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. Proposals 3 and 4 require the affirmative vote of the holders of a majority of the common stock present or represented by proxy at the meeting and entitled to vote, and abstentions have the effect of a negative vote and broker non-votes will not be taken into account.

How are votes counted?

In advance of the meeting, the Company will appoint an inspector of elections to count all the votes cast at the meeting and to report on the results. The inspector of elections will tabulate all votes cast in person, online, by telephone or by submission of a properly executed proxy before the closing of the polls at the Annual Meeting.

What if I submit my proxy but I do not specify how I want my shares voted?

If you do not specify how you want to vote your shares, the Company will vote them:

•	Proposal 1 - FOR the proposal to amend the Company's Certificate to declassify the Company's Board;

•	Proposal 2 - FOR each of the nominees for director;

•	Proposal 3 - FOR the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers in 2013; and

•	Proposal 4 - FOR the ratification of Deloitte as the Company's independent auditors for 2014.

If other matters requiring the vote of shareholders properly come before the Annual Meeting, it is the intention of the persons named on the proxy card to vote proxies held by them in accordance with their best judgment.

Who pays for the cost of proxy preparation and solicitation?

The Company will pay all costs of proxy preparation and solicitation. The Company may also distribute proxy materials through brokerage firms, custodians and other similar parties to the owners of the Company's stock, and will reimburse such parties for their reasonable out-of-pocket expenses incurred in forwarding proxy materials to the Company's shareholders.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on June 4, 2014.

This Proxy Statement and other proxy materials, as well as the Company's 2013 Annual Report, are available at www.proxydocs.com/wnr. The Company encourages you to access and review all of the important information contained in the proxy materials before voting. If you want to receive an additional paper or email copy of the proxy materials and the Company's 2013 Annual Report, you must request one. There is no charge to you for requesting an additional copy. Please make your request for an additional copy by sending an email containing the 12 digit control number included on the Notice of Internet Availability of Proxy Materials you received to paper@investorelections.com, by calling 866-648-8133, by requesting a paper copy online at www.investorelections.com/wnr or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901 on or before May 23, 2014 to facilitate delivery before the Annual Meeting.

THE BOARD AND ITS COMMITTEES

Leadership Structure

During 2013, the Board consisted of six independent, non-employee directors (Ms. Barth and Messrs. Cornelius, Francis, Hogan, Sanders and Schmidt) and three employee directors (Messrs. Foster, Stevens and Weaver). The Board is led by the Company's Executive Chairman and Chairman of the Board, Paul L. Foster. In January 2010, the Board separated the position of Chairman of the Board from the position of Chief Executive Officer by naming Mr. Foster as Executive Chairman of the Company and appointing Jeff A. Stevens as President and Chief Executive Officer. This action has enabled Mr. Stevens to focus his time and attention on leading the Company, and allowed Mr. Foster to focus on leading the Board while still working with Mr. Stevens and other members of the Company's executive management to provide high-level strategy and guidance for the Company. Messrs. Foster and Stevens have an excellent working relationship and utilize their combined 60-years' plus of experience in petroleum refining and marketing to provide sound and effective stewardship of both the Company and its Board. In accordance with the Company's Bylaws and Corporate Governance Guidelines, the Nominating and Corporate Governance Committee (the "Governance Committee") and the Board will continue to periodically evaluate the Company's leadership structure. While the Board believes separation of the roles of Chief Executive Officer and Chairman of the Board is best for the Company and its shareholders at this time, its Bylaws permit those roles to be filled by the same or different individuals. This allows the Board flexibility to determine from time to time whether the two roles should be combined or separated based upon circumstances. While the Board recognizes that different structures may be appropriate for companies in different situations, the Board is confident that its current leadership structure is best for the Company and its shareholders at this time.

The Board

The Board meets throughout the year on a set schedule. The Board also holds special meetings and acts by unanimous written consent from time to time, as appropriate. The independent directors regularly meet in executive sessions and Carin M. Barth presides at these executive sessions. The Board held nine meetings during fiscal year 2013 and acted pursuant to written consents in lieu of meetings on four occasions. Each director is expected to attend each meeting of the Board, those committees on which he or she serves and each annual meeting of shareholders. In 2013, all directors attended at least 75% of the meetings of the Board and the committees on which such directors served. All directors attended the 2013 Annual Meeting of Shareholders.

Independent Directors

The Board has affirmatively determined that Ms. Barth and Messrs. Cornelius, Francis, Hogan, Sanders and Schmidt are each independent under the rules and regulations of the NYSE, the SEC, the Internal Revenue Service (the "IRS") and Company guidelines. In reaching that determination, the Board affirmatively determined that the individuals it considers independent have no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board based this determination on a review of all of the relevant facts and circumstances, including the responses of the directors to questions regarding their employment history, compensation, affiliations and family and other relationships.

Committees of the Board

The Board has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee. Each of these standing committees has a written charter that may be found on the Company's website at www.wnr.com. In addition, paper copies of the charters are available free of charge to all shareholders by calling (915) 534-1400 or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. Each committee reviews the adequacy of its charter on an annual basis, in addition to evaluating its performance and reporting to the Board on such evaluation. All of the members of each of the Company's committees are independent and non-employee directors as defined by the rules and regulations of the NYSE, the SEC, and Company guidelines. All of the members of the Compensation Committee are outside directors as defined by the rules and regulations of the IRS. The Governance Committee reviews regularly the membership on each of the Board's three standing committees. On June 4, 2013, upon recommendation from the Governance Committee, the Board approved the following Board standing committee composition:

Director	Audit	Compensation	Governance
Carin M. Barth	C	X	—
Sigmund L. Cornelius	—	—	X
Paul L. Foster	—	—	—
L. Frederick Francis	X	C	—
Brian J. Hogan	X	—	C
William D. Sanders	—	—	X
Ralph A. Schmidt	—	X	X
Jeff A. Stevens	—	—	—
Scott D. Weaver	—	—	—

C: Chairperson
X: Member

Audit Committee. The Audit Committee met eight times during fiscal year 2013, either in person or by telephone. Among other responsibilities, the Audit Committee:

•	Is directly responsible for the appointment, compensation, retention and oversight of the independent auditors;

•	Evaluates the qualifications, performance and independence of the independent auditors and pre-approves the services (audit and non-audit) provided by the independent auditors;

•
Discusses with management, internal auditors and independent auditors the Company's accounting principles and financial statement presentations and the critical accounting policies and practices of the Company;

•	Reviews with management, internal auditors and independent auditors the Company's annual and quarterly financial statements;

•	Evaluates the performance, responsibilities, budget and staffing of the Company's internal audit team;

•	Establishes procedures for and oversees handling complaints including, whistleblower hotline complaints regarding accounting, internal accounting controls and auditing matters;

•	Establishes procedures for the confidential, anonymous submission by both employees of the Company and non-employees of concerns regarding accounting or auditing matters;

•	Reviews and assesses the Company's policies and practices with respect to risk assessment and risk management; and

•
Prepares the Audit Committee report for the Company's annual proxy statement, including recommending to the Board whether the annual financial statements should be included in the Company's annual report.

In performing its functions and to promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors, the Company's internal auditors, the Company's Chief Financial Officer and other members of the Company's management. The Board has determined that Messrs. Francis and Hogan are each "financially literate" and Ms. Barth is an "audit committee financial expert," as those terms are defined in the rules and regulations of the SEC.

Compensation Committee. The Compensation Committee met five times in fiscal year 2013, either in person or by telephone. Among other responsibilities, the Compensation Committee:

•	Reviews and approves the Company's compensation and benefits policies generally, including any incentive compensation and equity-based plans that are subject to Board approval;

•	Reviews and approves all compensation for the CEO and each of the Company's executive officers;

•	Reviews and makes recommendations to the Board with respect to the compensation of non-employee directors;

•	Reviews periodically, in consultation with the Company's CEO, the Company's management succession planning including policies for CEO selection and succession;

•	Reviews and assesses risks arising from the Company's compensation policies and practices; and

•
Prepares the Compensation Committee report for the Company's annual proxy statement and reviews and discusses the Compensation Discussion and Analysis within the Company's annual proxy statement with management and recommends to the Board its inclusion in the Company's annual proxy statement.

Under its charter, the Compensation Committee may delegate its authority to subcommittees, the chair of the committee, or to one or more officers of the Company to make grants of equity awards to non-named executive officers and non-Section 16 officers under the Company's incentive or equity-based plans and only in accordance with the terms of such plans. The Compensation Committee is only permitted to delegate its authority when it deems such delegation to be appropriate and in the best interests of the Company.

Governance Committee. The Governance Committee met four times in fiscal year 2013, either in person or by telephone. Among other responsibilities, the Governance Committee:

•	Recommends criteria for the selection of candidates to the Board and identifies individuals qualified to become members of the Board consistent with such criteria;

•
Recommends to the Board the nominees to stand for election as directors at the next annual meetings of shareholders at which directors are to be elected or to fill any vacancies or newly created directorships that may occur between such meetings;

•	Reviews and evaluates the size, composition, function and duties of the Board consistent with its needs;

•
Makes recommendations to the Board regarding the composition of the committees of the Board in light of current challenges and needs of the Board, the Company and each committee and considers the rotation of committee members and committee chairs;

•	Makes recommendations to the Board as to determinations of director independence including reviewing potential conflicts of interest involving directors;

•	Adopts and reviews policies and procedures regarding the consideration of candidates recommended by shareholders;

•	Develops and recommends to the Board Corporate Governance Guidelines, and various codes of business conduct and ethics and reviews and oversees compliance with such guidelines and codes; and

•	Leads the Board and its committees in their annual self-evaluation procedures.

Risk Oversight

The Board considers oversight of risk management efforts to be a responsibility of the entire Board as well as its committees. The Board's role in risk oversight includes receiving regular reports from its committees and members of senior management on areas of material risk to the Company, including operational, financial, liquidity, credit, legal and regulatory, strategic, commercial, enterprise and reputational risks. The Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board and, as appropriate, its committees to understand and oversee risk identification, risk management and risk mitigation strategies. When a report is reviewed at the committee level, the chairman of that committee subsequently reports on the matter to the Board. This enables both the Board and its committees to coordinate the Board's risk oversight role.

The Audit Committee assists the Board in monitoring and assessing the Company's financial, commercial, liquidity, credit, regulatory, enterprise and other risks and in developing guidelines and policies to govern processes for managing these risks. The Audit Committee discusses the Company's policies with respect to risk assessment and risk management in general, as well as with respect to the specific risks the Audit Committee oversees. The Audit Committee also regularly discusses risk management in the context of compliance and internal controls. In addition, in May 2010, the Company formed the Enterprise Risk and Compliance Committee (the "ERCC") for the purpose of assisting the Company in evaluating and maintaining compliance with significant applicable legal, ethical and regulatory requirements. The ERCC is chaired by the Company's Compliance Officer and consists of key management employees from across the Company and is responsible for helping the Company (1) identify principal compliance risks based on the Company's businesses, customers, geographic operations, distribution channels and other factors identified by the ERCC; (2) provide input and oversight on Company policies and procedures relating to compliance with relevant laws, regulations and ethical standards and discuss and recommend new or revisions to policies and procedures relating to compliance; (3) assist with the implementation and monitoring of an annual compliance operating plan; and (4) providing additional guidance to the Company on compliance related matters. The ERCC meets regularly and also regularly reports to the CEO and the Audit Committee and its chair, Ms. Barth, on its meetings and activities. The Audit Committee regularly reports to the Board on its discussions and oversight relating to risk as well as its discussions and oversight relating to the ERCC.

The Governance Committee assists the Board in monitoring the Company's risks incident to its board and committee structures and governance structures and processes. The Governance Committee discusses risk management in the context of general governance matters, Board succession planning and committee service by directors, among other topics. The Governance Committee regularly reports to the Board on its discussions and oversight.

The Compensation Committee assists the Board in monitoring the risks associated with the Company's compensation policies and practices as well as executive officer succession planning. The Compensation Committee reviews the design and goals of the Company's compensation programs and practices in the context of possible risks to the Company's financial and reputational well-being as well as possible risks to the continuity of the Company's management. The Compensation Committee regularly reports to the Board on its discussions and oversight.

Diversity

While the Company does not have a specific policy regarding diversity of its Board members and nominees, over the years the Governance Committee has sought and nominated candidates with varying viewpoints, professional experiences, backgrounds, education, skill sets and gender. Among other criteria, the Governance Committee seeks candidates who have business and/or professional knowledge and experience applicable to the Company's business and the goals and interests of its shareholders; are well regarded in their communities with a long-term, good reputation for the highest ethical standards; possess common sense and good judgment; have a positive record of accomplishment in present and prior positions; have an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which they may serve; and have the time, energy, interest and willingness to become involved in the Company's business and future. The Governance Committee periodically assesses whether the Board and its Committees possess the right diversity of skills and backgrounds for the current issues facing the Company, including through its annual Board and Committee Self-Assessment Questionnaires.

Communications with the Board

The Board has established a process for interested parties to communicate with the Board including the non-management directors. Any interested party wishing to communicate with the Board or the non-management directors as a group should send any communication to the Company's Secretary, at the Company's corporate headquarters, located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The Secretary will forward such communication to the Board or to any individual director or directors to whom the communication is directed, unless the Secretary determines that the communication does not relate to Company business or affairs or the functioning or constitution of the full Board or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive or is otherwise not appropriate for delivery to the directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Secretary and only in accordance with the Company's policies and procedures as well as all applicable law and regulations relating to the disclosure of information.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted a set of Corporate Governance Guidelines. A copy of the Corporate Governance Guidelines may be found on the Company's website at www.wnr.com. In addition, paper copies of the Corporate Governance Guidelines are available to all shareholders free of charge by calling (915) 534-1400 or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The guidelines set out the Company's and the Board's thoughts on, among other things, the following:

•	The role of the Board and management;

•	The functions of the Board and its committees and the expectations the Company has for its directors;

•	The selection of directors, the Chairman of the Board and the Chief Executive Officer and the qualifications for directors to sit on the standing committees of the Board;

•	Independence requirements, election terms, retirement of directors, stock ownership requirements, management succession and executive sessions for non-management directors;

•	Compensation of directors; and

•	Evaluation of director performance.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees as well as a Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. These codes are posted on the Company's website at www.wnr.com. In addition, paper copies of these codes are available to all shareholders free of charge by calling (915) 534-1400 or by writing to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The Company will, within the time periods proscribed by the SEC and the NYSE, timely post on its website at www.wnr.com any amendments to these codes and any waiver applicable to any of the Company's Chief Executive Officer, Chief Financial Officer or Principal Accounting Officer.

PROPOSAL 1:
DECLASSIFICATION OF THE COMPANY'S BOARD

Proposed Amendment to the Company’s Certificate of Incorporation

Currently, the Company’s Certificate divides Board members into three classes. One class of directors is elected at each annual meeting of shareholders with each director in that class, to hold office for a term ending on the third annual meeting of shareholders following the annual meeting of shareholders at which that director was elected.

After careful consideration, the Board has determined that it is advisable and in the best interests of the Company's shareholders to amend the Company's Certificate to declassify the Board to allow shareholders, following the completion of the declassification, to vote on the election of the entire Board each year, rather than on a staggered basis. The proposed amendment to the Certificate is set forth in Annex A to this Proxy Statement. In addition, the Board has also approved, subject to shareholder approval of this Proposal 1 and the effectiveness of the amendment contemplated thereby, an amendment to the Company’s Bylaws, set forth in Annex B to this Proxy Statement, in order to further implement the changes under this Proposal 1.

If Proposal 1 is approved by the shareholders, the proposed amendment to the Certificate will be filed with the Delaware Secretary of State, and the directors elected at this year’s Annual Meeting, will each serve for a one-year term expiring at the 2015 annual meeting of shareholders. All directors elected prior to the 2014 Annual Meeting will serve the remainder of their current terms, but that class of directors will become subject to election on an annual basis for a one-year term following the expiration of their current terms. Vacancies which may occur in between annual meetings as a result of the death, resignation, removal or disqualification of any director may be filled by the Board and each director so appointed shall serve for the remainder of the term of his or her predecessor in office. The Board may fill any vacancy resulting from an increase in the total number of directors comprising the Board, and any director so appointed should serve for a term expiring at the next annual meeting following such appointment.

If the shareholders do not approve Proposal 1, then the Board will remain classified, with directors from each class serving a term of three years, and the term of the directors standing for election at this year’s Annual Meeting, if elected, will expire at the 2017 annual meeting of shareholders.

Notwithstanding the foregoing, in all cases, each director will hold office until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

Considerations of the Board

The Board recognizes that a classified structure may offer several advantages, such as promoting board continuity and stability, encouraging directors to take a long-term perspective, and ensuring that a majority of the Board will always have prior experience with the Company. Additionally, classified boards may motivate potential acquirors seeking control of the Company to initiate arms-length discussions with the Board, rather than engaging in unsolicited or coercive takeover tactics.

While the Board continues to believe these are important considerations, the Board also recognizes that a classified structure may reduce directors’ accountability to shareholders because such a structure does not enable shareholders to evaluate directors’ performances annually. Moreover, many shareholders believe that the annual election of directors is important for them to influence corporate governance policies and ensure that directors hold management accountable.

In determining whether to support declassification of the Board, the Board considered the arguments in favor of and against continuation of the classified board structure and determined that it would be advisable and in the best interests of the Company and its shareholders to amend the Certificate to declassify the Board.

This description of the proposed amendment to our Certificate is qualified in its entirety by reference to, and should be read in conjunction with, the full text of our Certificate, as amended by the attached proposed amendment to this proxy statement as Annex A, and the Certificate attached has been marked to show the proposed changes to declassify the Board.

Approval of Proposal 1 requires the affirmative vote of a majority of the outstanding shares of common stock of the Company entitled to vote. Abstentions will have the same effect as a vote "against" Proposal 1. If you hold your shares through a broker and you do not instruct the broker on how to vote on Proposal 1, your broker will not have authority to vote your shares on Proposal 1. Broker non-votes will have the same effect as a vote "against" Proposal 1.

The Board unanimously recommends that you vote “FOR” Proposal 1.

PROPOSAL 2:
ELECTION OF DIRECTORS

Nominees

The Company currently has nine directors. The Company's Board is currently divided into three classes. As of the date hereof, there are three Class I directors with terms expiring in 2015 (Sigmund L. Cornelius, Brian J. Hogan and Scott D. Weaver), three Class II directors with terms expiring in 2016 (William D. Sanders, Ralph A. Schmidt and Jeff A. Stevens) and three Class III directors with terms expiring in 2014 (Carin M. Barth, Paul L. Foster and L. Frederick Francis). The term of each class of director is three years, with the term of one class expiring at each of the Company's annual meetings of shareholders.

If Proposal 1 is approved by the Company's shareholders, the Company's Certificate will be amended to provide that all Class III directors standing for re-election will become subject to election on an annual basis for a one-year term. As a result, each of the three nominees standing for election at this Annual Meeting would, if elected, serve for a one-year term expiring at the 2015 annual meeting of shareholders. If Proposal 1 is approved, all Class I and II directors will serve the remainder of their current terms, but will become subject to election on an annual basis for a one-year term following the expiration of their current terms. Vacancies and newly created directorships which may occur in between annual meetings may be filled by the Board and each director so appointed shall serve for a term which will expire at the next annual meeting of shareholders following such appointment.

Notwithstanding the foregoing, in all cases, each director will hold office until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

The Nomination Process

The Governance Committee has procedures for identifying and evaluating nominees to serve as directors. First, the Governance Committee determines the needs of the Board. Qualifications for consideration as a Board nominee vary according to the particular areas of expertise being sought as a complement to the existing Board composition. At a minimum, however, candidates must satisfy the following criteria:

•	have business and/or professional knowledge and experience applicable to the Company's business and the goals and interests of its shareholders;

•	be well regarded in the community, with a long-term, good reputation for the highest ethical standards;

•	possess common sense and good judgment;

•	have a positive record of accomplishment in present and prior positions;

•	have an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and

•	have the time, energy, interest and willingness to become involved in the Company’s business and future.

The Governance Committee will consider nominees properly recommended by a shareholder who is entitled to vote at a meeting of shareholders called for the election of directors. Nominations made by a shareholder must be made by giving notice in writing to the Company's Secretary before the later to occur of: (i) 60 days prior to the date of the meeting of shareholders called for the election of directors; or (ii) 10 days after the Board makes public disclosure of the date of such meeting. In no event shall the public disclosure of an adjournment or postponement of an annual meeting of shareholders commence a new time period for the giving of a shareholder's notice as described above. Subject to the bylaws, such shareholder's notice must set forth the following information as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of capital stock of the Company that are then beneficially owned by such person; (iv) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors; and (v) such person's written consent to being named as a nominee for election as a director and to serve as a director if elected. Such shareholder’s notice must also set forth the following information as to the shareholder giving the notice: (i) the name and address, as they appear in the Company's stock records, of such shareholder; (ii) the class and number of shares of capital stock of the Company that are then beneficially owned by such shareholder; (iii) a description of all arrangements or understandings between such shareholder and each nominee for election as a director and any other person or persons (naming such person or persons) relating to the nomination proposed to be made by such shareholder; and (iv) any other information required by law or regulation to be provided by a shareholder intending to nominate a person for election as a director of the Company. Additional information is provided in the Company's bylaws and any nominations must be made in accordance with the Company's bylaws. The Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended by the Company's officers or directors or by a shareholder.

The Governance Committee recommended to the Board the nomination of Ms. Barth and Messrs. Foster and Francis for director at the 2014 Annual Meeting. If Proposal 1 is approved by the Company's shareholders, the Company's Certificate will be amended to provide that all Class III directors standing for re-election will become subject to election on an annual basis for a one-year term. Accordingly, each of Ms. Barth and Messrs. Foster and Francis, based on the Governance Committee's recommendations, were nominated by the Board for re-election at the 2014 Annual Meeting to serve for a one-year term expiring at the annual meeting of shareholders in 2015. If Proposal 1 is not approved by the Company's shareholders, then each of Ms. Barth and Messrs. Foster and Francis, based on the Governance Committee's recommendations, were nominated by the Board for re-election to Class III directorships at the 2014 Annual Meeting to serve for a one-year term expiring at the annual meeting of shareholders in 2017. Each of Ms. Barth and Messrs. Foster and Francis are current directors standing for re-election, have consented to being named as nominees and have indicated their intention to serve if re-elected.

Unless otherwise instructed, the proxy holders will vote for the re-election of the following directors: Ms. Barth and Messrs. Foster and Francis. If for any reason any of the nominees should become unable to serve as a director prior to the Annual Meeting, the proxy holders may vote for the election of a substitute nominee designated by the Board or the Board may reduce its size.

The Board has affirmatively determined that the following directors and nominees are independent directors under the rules and regulations of the NYSE, the SEC, and Company guidelines: Ms. Barth and Messrs. Cornelius, Hogan, Francis, Sanders and Schmidt and each of Ms. Barth and Messrs. Francis and Schmidt are outside directors as defined by the rules and regulations of the IRS. During 2013, and as of the date hereof, Messrs. Foster, Stevens and Weaver were officers of the Company.

A brief description of each of the nominees background and business experience is set forth below.

	Age
Nominee	(as of March 31, 2014)	Principal Occupation and Business Experience
Carin Marcy Barth, Director	51
Carin Marcy Barth has served as a director of the Company since March 2006. Ms. Barth is President of LB Capital, Inc., a private capital firm she co-founded in 1988. Currently, Ms. Barth serves on the boards of directors of the Ronald McDonald House of Houston; Strategic Growth Bank Incorporated and its affiliate, Capital Bank, N.A; The Welch Foundation; and the Bill Barrett Corporation, a public oil and natural gas exploration and development company. In March 2008, she was appointed a Commissioner to the Department of Public Safety for the State of Texas. She served as a member of the Board of Regents of Texas Tech University from 1999 to 2005 and was Chairman of the University's endowment from 2001 to 2005, 2006 to 2010, and was again appointed as Chairman in 2012. During 2004 to 2005, Ms. Barth took a leave of absence from LB Capital, Inc., to serve as Chief Financial Officer of the U.S. Department of Housing and Urban Development in Washington, D.C. From September 2006 to July 2007, she also served as Interim Senior Vice President of Finance and Administration (CFO) at Texas Southern University. Ms. Barth also served as a director of Encore Bancshares, Inc., a financial holding and wealth management company, from 2009 to 2012 and Amegy Bank of Texas from 2001 to 2005. Except as listed above, Ms. Barth has not served as a director of a publicly traded company or a registered investment company in the past five years. Ms. Barth's experience in varied financial matters, including as chief financial officer for several entities, her experience with mergers and acquisitions, her experience in operating a private capital company and her service on numerous public and private company boards are key attributes, among others, that make her well qualified to serve as a director of the Company.

Paul L. Foster, Chairman of the Board, Director and Executive Chairman	56
Paul L. Foster has served as Chairman of the Company's Board since September 2005. Mr. Foster served as the Company's Chief Executive Officer from September 2005 until January 2010, when he was appointed Executive Chairman of the Company. Mr. Foster also served as President from September 2005 to February 2009. Previously, Mr. Foster was the President and Chief Executive Officer of one of the Company's affiliates. Mr. Foster has served since 2007 and currently is the Chairman of the board of directors of the University of Texas System Board of Regents. He also serves on the board of directors of WestStar Bank, an El Paso-based bank; as Chairman of the board of directors of Vomaris Innovations, Inc., a privately held medical device company; and on various other civic and professional organizations. Mr. Foster has spent virtually his entire career working in the refined product production and marketing industry. He is the original founder of the Company and has been involved in all aspects of the Company's operations since 2005 and in all aspects of its affiliates' operations since 1997. Mr. Foster sits on the board of directors of the Company's affiliated subsidiaries, Western Refining GP, LLC, the general partner of Western Refining Logistics, LP, and Northern Tier Energy GP LLC, the general partner of Northern Tier Energy LP, and Northern Tier Energy LLC, a wholly-owned operating subsidiary of Northern Tier Energy LP. Except as provided above, Mr. Foster has not served as a director of a public company or a registered investment company in the past five years. Mr. Foster's extensive understanding of the production and marketing of refined products and his extensive history with and shareholdings in the Company are key attributes, among others, that make him well qualified to serve as a director of the Company.

L. Frederick Francis, Director	57
L. Frederick Francis has served as a director of the Company since February 2006. He is Executive Chairman of WestStar Bank, an El Paso-based bank. Mr. Francis is also Chairman of Francis Properties. In addition, he serves on the board of directors of the Medical Center of the Americas Foundation, the Board of Regents of the Texas Tech University System, where he is past Chairman, and the board of directors of Sierra Medical Center/Providence Memorial Hospital, where he is also a past Chairman. He also serves on the boards of many other civic and charitable organizations. In the past five years, Mr. Francis has not served as a director of a publicly traded company other than the Company or as a director of a registered investment company. Mr. Francis' experience in running and working with financial institutions, his extensive background in working with financial matters and his experience on numerous boards of directors are key attributes that make him well qualified to serve as a director of the Company.

The Board unanimously recommends a vote “FOR” each of its nominees for director.

The affirmative vote of holders of a plurality of the common stock present or represented by proxy at the Annual Meeting and entitled to vote is required for the election of each director nominee. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

Other Directors
The Board's other directors whose terms will continue after the Annual Meeting are listed below, including a brief description of their background and business experience:

	Age
Name	(as of March 31, 2014)	Position	Class (1)
Sigmund L. Cornelius	59	Director	I - 2015
Brian J. Hogan	52	Director	I - 2015
Scott D. Weaver	55	Director, Vice President, Assistant Treasurer and Assistant Secretary	I - 2015
William D. Sanders	72	Director	II - 2016
Ralph A. Schmidt	67	Director	II - 2016
Jeff A. Stevens	50	Director, President and Chief Executive Officer	II - 2016
_______________________________________

(1)
Each director's term of office expires in the year set forth opposite his or her name. Each director serves until his or her successor is chosen and qualified or until his or her earlier resignation or removal. Please see "Proposal 1: Amendment to the Company's Certificate of Incorporation" for additional information regarding the Company's proposal to amend its Certificate to declassify the Board.

Sigmund L. Cornelius has served as a director of the Company since January 2012. Mr. Cornelius has over thirty years' experience in the oil and gas industry working in various positions with ConocoPhillips, a Houston-based integrated oil and gas company, from 1980 to 2010. From October 2008 to December 2010, Mr. Cornelius served as Senior Vice President, Finance and Chief Financial Officer of ConocoPhillips. Prior to that, he served as Senior Vice President, Planning, Strategy and Corporate Affairs of ConocoPhillips since September 2007, having previously served as President, Exploration and Production - Lower 48 since 2006. He served as President, Global Gas of ConocoPhillips since 2004 and prior to that served as President, Lower 48 Latin America and Midstream since 2003. From 1980 to 2003, he served in a number of commercial, operational and administrative positions in the Midstream and Upstream businesses in both domestic and international locations. In April 2014, Mr. Cornelius was appointed President and Chief Operating Officer of Freeport LNG, a privately held company involved in liquefied natural gas imports and exports. Mr. Cornelius currently serves on the boards of directors of Carbo Ceramics, Inc., a publicly traded company that manufactures ceramic proppant used in fracturing wells; USEC Inc., a publicly traded uranium enrichment company; Parallel Energy Inc., a publicly traded Canadian oil and gas income trust; and NiSource Inc., a publicly traded energy holding company. Mr. Cornelius served as a director of DCP Midstream GP, LLC from November 2007 to October

2008. Except as listed above, Mr. Cornelius has not served as a director of a publicly traded company or a registered investment company in the past five years. Mr. Cornelius' extensive experience in the oil and gas industry including service in various financial, commercial, operational and administrative positions over the past thirty years, as well as his board service on other public company boards, are key attributes, among others, that make him well qualified to serve as a director of the Company.
Brian J. Hogan has served as a director of the Company since January 2006. Since 1986, he has served as an officer of, and since 1990, as President and Chief Executive Officer of, Hogan Truck Leasing, Inc., a full-service truck leasing and transportation company. Mr. Hogan also serves as a director and Chairman of AmeriQuest Corp., a transportation and logistics resource company. In addition, he serves as a board member of Parkside Bank and Trust, on various transportation and leasing industry professional association boards and on various charitable organization boards. In the past five years, Mr. Hogan has not served as a director of a publicly traded company other than the Company or as a director of a registered investment company. Mr. Hogan's experience with transportation and logistics matters, his experience in operating a truck leasing and transportation company and his previous experience serving on various bank executive committees are key attributes that make him well qualified to serve as a director of the Company.
Scott D. Weaver has served as a director of the Company since September 2005. Mr. Weaver has served as one of the Company's executive officers since September 2005, and is currently Vice President, Assistant Treasurer and Assistant Secretary of the Company. From 2000 to August 2005, he served as Chief Financial Officer, Treasurer and Secretary of one of the Company's affiliates. Mr. Weaver also served as Chief Administrative Officer from September 2005 to December 2007 and as interim Treasurer from September 2009 to January 2010. In December 2013, Mr. Weaver was appointed as Interim Vice President-Administration of Northern Tier Energy GP LLC, the general partner of Northern Tier Energy LP, and Northern Tier Energy LLC, a wholly-owned operating subsidiary of Northern Tier Energy LP. Mr. Weaver currently serves on the boards of directors of Encore Wire Corporation, a publicly traded copper wire manufacturing company; WIG Holdings, Inc., a privately held insurance holding company; and Vomaris Innovations, Inc., a privately held medical device company. Mr. Weaver sits on the board of directors of the Company's affiliated subsidiaries, Western Refining GP, LLC, the general partner of Western Refining Logistics, LP, and Northern Tier Energy GP LLC, the general partner of Northern Tier Energy LP, and Northern Tier Energy LLC, a wholly-owned operating subsidiary of Northern Tier Energy LP. Except as provided above, Mr. Weaver has not served as a director of a public company or a registered investment company in the past five years. Mr. Weaver's experience as the Chief Financial Officer of other public entities, his experience in serving as the Chief Financial Officer, Treasurer and Secretary of one of the Company's affiliates, his extensive background and knowledge of the operations of the Company and his knowledge of public company finance matters are key attributes that make him well qualified to serve as a director of the Company.

William D. Sanders has served as a director of the Company since February 2007. Mr. Sanders is Chairman of Strategic Management Partners and Strategic Growth Bank Incorporated (also serving as a director of its affiliate Capital Bank). He is also a Director of Electric Infrastructure Alliance of America, L.L.C., Gas Infrastructure Alliance of America, L.L.C. and a Trustee of the Borderplex Community Trust, a civically-formed real estate investment trust organized to acquire, develop and manage real estate in the downtown El Paso, Texas area. Previously, Mr. Sanders served as a Trustee of Verde Valley Real Estate, a real estate investment trust focused on the U.S.-Mexico border region until 2012, and also was the founder, Chairman and Chief Executive Officer of Security Capital Group Incorporated, which was sold to GE Capital Corporation in 2002. Founded in 1991, Security Capital had controlling interests in eighteen public and private fully-integrated real estate operating companies, eight of which were NYSE-listed companies. He is a past Chairman of the National Association of Real Estate Investment Trusts (NAREIT) and also served on the Board of Trustees of the University of Chicago. He currently is Trustee Emeritus of the Cornell University Board of Trustees. Except as listed above, Mr. Sanders has not served as a director of a publicly traded company or a registered investment company in the past five years. Mr. Sanders' extensive experience in successfully building and managing public companies, understanding public company governance issues, leadership positions in numerous organizations and extensive experience in real estate investment and development are key attributes, among others, that make him well qualified to serve as a director of the Company.

Ralph A. Schmidt has served as a director of the Company since February 2006. He joined one of the Company's affiliates in July 2001 as Vice President-Refining and became the Company's Chief Operating Officer in September 2005, a position he held until his retirement in August 2006. Since 1969, Mr. Schmidt has spent his entire working career in refinery operations and marketing of refined products. He has been a hands-on refinery manager at seven refineries in the United States and Europe during that time frame. He is extremely familiar with the various regulatory and operational issues confronted by independent refiners on a daily basis, and holds a Texas Professional Engineers License. In the past five years, Mr. Schmidt has not served as a director of a publicly traded company other than the

Company or as a director of a registered investment company. Mr. Schmidt's direct experience in the operation and expansion of the Company's El Paso Refinery, as well as his career-long successful operation of numerous refineries are key attributes, among others, that make him well qualified to serve as a director of the Company.

Jeff A. Stevens has served as a director of the Company since September 2005, as the Company's President since February 2009 and as Chief Executive Officer since January 2010. Previously, Mr. Stevens served as Chief Operating Officer since April 2008, as Executive Vice President of the Company since September 2005 and as Executive Vice President of one of the Company's affiliates since 2000. In July 2013, Mr. Stevens was appointed the President and Chief Executive Officer of Western Refining Logistics GP, LLC, the general partner of Western Refining Logistics, LP. Mr. Stevens also serves on the board of directors of Vomaris Innovations, Inc., a privately held medical device company. Mr. Stevens has spent his entire career working in the refined product production and marketing industry. He has been involved in all aspects of the Company's operations since 2005 and in all aspects of its affiliates' operations since 2000. In the past five years, Mr. Stevens has not served as a director of a publicly traded company other than the Company and its affiliated subsidiaries, Western Refining GP, LLC, the general partner of Western Refining Logistics, LP, and Northern Tier Energy GP LLC, the general partner of Northern Tier Energy LP, and Northern Tier Energy LLC, a wholly-owned operating subsidiary of Northern Tier Energy LP, or as a director of a registered investment company. Mr. Stevens' extensive understanding of the production and marketing of refined products and his extensive history with the Company are key attributes, among others, that make him well qualified to serve as a director of the Company.

2013 DIRECTOR COMPENSATION

Non-Employee Director Compensation Process

The compensation the Company pays to its non-employee directors is designed to attract and retain nationally recognized, highly qualified directors to lead the Company, to meaningfully align the interests of those directors with the interests of shareholders and to be demonstrably fair to both the Company and its non-employee directors. In setting non-employee director compensation, the Compensation Committee and the Board consider these factors, as well as the significant amount of time that directors spend fulfilling their duties to the Company, the skill and experience required of the directors and other factors. Non-employee director compensation typically consists of both cash and equity components.

The Compensation Committee evaluates non-employee director compensation and makes its recommendations to the Company's full Board, which then sets the non-employee director compensation. In developing and making its recommendations to the Board, the Compensation Committee follows a process similar to the process it follows for setting named executive officer compensation, which is discussed under "Compensation Discussion and Analysis" below. The Compensation Committee relies upon various sources of information and advice including the advice of independent consultants, comparative surveys, third party proprietary databases providing comparative information, the current economic conditions and industry environment in which the Company operates and the Compensation Committee members' common sense, experience and judgment. Generally, the Compensation Committee anticipates receiving a full report and recommendation provided by an independent compensation consultant every three years. In years when reports from independent compensation consultants are not provided, the Compensation Committee relies upon the other sources and factors referenced above. To the extent the Compensation Committee perceives there are major shifts in compensation trends or desires to make significant modifications to non-employee director compensation, the Compensation Committee may decide, in its discretion, to retain independent compensation consultants to provide full or partial reports and analyses more often than the three-year target mentioned above.

Non-Employee Director Compensation for 2013

Consistent with the process described above, the Compensation Committee retained Pearl Meyer & Partners ("PM&P") as its independent compensation consultant in the fall of 2012 to provide an analysis of the Company's non-employee director compensation, comparative data and associated recommendations. PM&P issued its report on the Company's non-employee director compensation in October 2012. In setting non-employee director compensation for 2013, the Compensation Committee and the Board considered the information in the PM&P October 2012 report as well as the other factors and objectives discussed above. The Compensation Committee and the Board considered the advice and recommendations from PM&P that companies may move away from paying non-employee directors individual meeting fees, in favor of increased annual director fees. In November 2012, on the recommendation of the Compensation Committee, the Board restructured non-employee director compensation effective for 2013. For 2013, each non-employee director received an annual retainer of $75,000, a restricted stock unit ("RSU") award that vests after one year and has a market value at the time of grant equal to $150,000 (based on the closing market price of the Company's common stock on the date of grant) and, for committee chairs, an additional retainer equal to $20,000 for the Audit Committee chair and $15,000 for each of the chairs of the Compensation and Governance Committees. As in previous years, each non-employee director was given the option to defer the settlement of some or all of his or her 2013 compensation pursuant to the terms of the Western Refining, Inc. Non-Employee Director Deferred Compensation Plan (the "Director Deferred Compensation Plan").

Beginning in 2013, the RSU awards granted to non-employee directors included the right to receive dividend equivalents with respect to unvested RSUs if and when the RSUs ultimately vest. Dividend equivalents that relate to the RSUs will be forfeited to the extent the RSUs are forfeited. Awards of RSUs to non-employee directors prior to 2013 did not include this right to dividend equivalents. The Board added dividend equivalents as a feature of RSU awards in order to further align the interests of non-employee directors with those of shareholders, among other things. This design change was also made to the RSU awards granted to the Company's named executive officers, as discussed in the "Compensation Discussion and Analysis - Named Executive Officer Compensation for 2013 - 2013 Annual Performance Bonus" below.

Prior to 2012, each non-employee director could elect to receive some or all of his or her annual cash compensation in the form of cash or in the form of equity awards equal to 150% of the cash amount. Beginning in 2012, based on the improved financial condition of the Company, non-employee directors were paid the cash portions of their compensation in cash and were not given the option to convert some or all of their cash compensation into equity awards.

In November 2013, the Board elected to maintain the same level of non-employee director compensation for 2014. As in previous years, each non-employee director was given the option to defer the settlement of some or all of his or her 2014 compensation pursuant to the terms of the Director Deferred Compensation Plan.

In 2013, none of the Company's directors were granted or held any options or stock appreciation rights and none of the directors participated in a Company pension plan.

The following table reflects all compensation granted to each non-employee director during 2013.

2013 NON-EMPLOYEE DIRECTOR COMPENSATION

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Name	($)(1)	($)(2)(3)	($)(4)	($)
Carin M. Barth	96,750	150,000	5,389	252,139
Sigmund L. Cornelius	76,500	150,000	—	226,500
L. Frederick Francis	91,750	150,000	5,177	246,927
Brian J. Hogan	91,750	150,000	5,211	246,961
William D. Sanders	75,000	150,000	4,292	229,292
Ralph A. Schmidt	75,000	150,000	4,167	229,167
_______________________________________

(1)	The amounts in this column represent the annual cash retainer and committee fees for Board and committee service paid to each director in 2013.

(2)	On June 4, 2013, each of the non-employee directors received a grant of 4,704 RSUs, representing his or her annual RSU grant of $150,000, based on the closing stock price on the grant date.

(3)
The grant date fair value is computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation - Stock Compensation ("FASB ASC Topic 718"). The values for the RSU awards reflect the aggregate grant date fair values of the awards. The RSUs will vest in full twelve months after the grant date.

(4)
The Company paid cash dividends to shareholders in 2013. The amounts in this column includes dividends earned in 2013 on shares underlying grants of restricted stock that had not yet vested, except for Mr. Cornelius, who did not have any unvested grants of restricted stock. Certain of the directors' RSUs award agreements provide for dividend equivalents on unvested RSUs, however, such rights are settled if and when the RSUs vest and are not reflected in this column.

Messrs. Foster, Stevens and Weaver, all of whom are executive officers of the Company, do not receive compensation for their service as directors of the Company. Mr. Stevens is a named executive officer and disclosure of his compensation is provided in the tables contained in "Executive Compensation and Other Information" below. All directors are reimbursed for all reasonable out-of-pocket expenses that they incur in attending meetings and serving on the Board.

Compensation for Service as Director of Western Refining Logistics GP, LLC
Messrs. Stevens, Foster and Weaver have served as directors of WRGP, the general partner of WNRL since July 2013. Directors of WRGP receive compensation for their services as directors unless they are also executive officers or employees of WRGP. Mr. Stevens, who is an executive officer of WRGP, does not receive compensation for his service as a director of WRGP. Messrs. Foster and Weaver, who are not executive officers or employees of WRGP, receive as compensation for their services as directors of WRGP: a cash retainer of $50,000 per year; an additional cash payment of $1,500 for each board of directors or committee meeting attended; and an annual grant under the WNRL 2013 Long-Term Incentive Plan ("WNRL LTIP") of phantom units with a fair market value equal to approximately $60,000 on the date of grant which generally vest at the end of the quarter in which the one-year anniversary of the date of grant occurs. In October 2013, each of Messrs. Foster and Weaver received a grant of 2,727 phantom units, representing his annual phantom unit award grant of $60,000, based on the public offering stock price of $22.00. As of December 31, 2013, this annual phantom unit award was the only outstanding award for each of Messrs. Foster and Weaver. The Company expects that to the extent Messrs. Foster and Weaver continue to serve as directors of WRGP, they will continue to be eligible to receive compensation in future years for service as a director on the WRGP board of directors. For additional information regarding director compensation, please see "Item 11. Executive Compensation — Director Compensation" in WNRL's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 12, 2014.

Compensation for Service as Director of Northern Tier Energy GP LLC
In November 2013, Messrs. Foster, Stevens and Weaver were appointed as directors of NTGP, the general partner of NTI. They did not receive any compensation for their service as directors of NTGP for 2013. On January 3, 2014, Messrs. Foster and Stevens each received an award of 4,129 restricted common units from NTI, which represent limited partner interests in NTI and are scheduled to vest in January 2015, as compensation for their service as directors of NTGP. The board of directors of NTGP also approved an annual cash retainer of $60,000 to each of Messrs. Foster and Stevens, to be paid in quarterly installments. In addition, the Company expects that to the extent that Messrs. Foster and Stevens continue to serve as directors of NTGP, they will continue to be eligible to receive compensation in future years for service as a director on the NTGP board of directors. Mr. Weaver currently serves as the Interim Vice President-Administration of NTGP and NTE relating to certain transition items associated with the acquisition by the Company of a 38.7% interest in limited partnership interests and NTI's general partner, NTGP. As such, Mr. Weaver does not currently receive any compensation for either his service as a director or as an officer of NTGP. For additional information regarding director compensation, please see "Item 11. Executive Compensation — Director Compensation" in NTI's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 27, 2014.

NON-EMPLOYEE DIRECTORS' OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR END

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	(#)(1)	($)(2)
Carin M. Barth	5,594	237,242
Sigmund L. Cornelius	4,704	199,497
L. Frederick Francis	5,513	233,806
Brian J. Hogan	5,557	235,672
William D. Sanders	5,349	226,851
Ralph A. Schmidt	5,349	226,851

(1)
Total number of shares or units of stock consists of grants of both restricted stock and RSUs. Equity awards of restricted stock granted to non-employee directors generally vest ratably over three years on the anniversary of the grant date. Equity awards of RSUs granted to non-employee directors generally will vest in full twelve months after the grant date.

(2)
The market value of these unvested shares of restricted stock and RSUs was calculated by multiplying the number of shares or units by $42.41, the closing price of a share of our common stock on December 31, 2013, the last business day of the fiscal year.

Director Stock Ownership Requirements
The Company's Corporate Governance Guidelines include minimum stock ownership requirements for directors. Under these requirements, directors must own shares of common stock of the Company at a level equal to three times the director's annual cash retainer. These requirements must be met as of the later of August 26, 2015, or within five years from appointment or election for newly appointed or elected directors. The requirements may be satisfied with common stock that is owned directly or indirectly (e.g., by a spouse or a trust) by the director, shares that are time-vested restricted stock, RSUs or shares that are held in a retirement or deferred compensation account. Unexercised options and unearned performance shares are not counted toward meeting these requirements. The Governance Committee is responsible for monitoring and enforcing these requirements. As of the date of this Proxy Statement, all directors satisfy these minimum stock ownership requirements.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Identification of Executive Officers
The Company's executive officers are as follows (as of March 31, 2014):

Name	Age	Position
Paul L. Foster	56	Executive Chairman
Jeff A. Stevens	50	President and Chief Executive Officer
Mark J. Smith	54	President - Refining and Marketing
Gary R. Dalke	61	Chief Financial Officer
William R. Jewell	59	Chief Accounting Officer
Lowry Barfield	56	Senior Vice President - Legal, General Counsel and Secretary
Jeffrey S. Beyersdorfer	52	Senior Vice President - Treasurer, Director of Investor Relations and Assistant Secretary
Scott D. Weaver	55	Vice President, Assistant Treasurer and Assistant Secretary

See “Other Directors” for the biographies of Messrs. Foster and Weaver and “Nominees” for the biography of Mr. Stevens.

Mark J. Smith has served as the Company's President - Refining and Marketing since February 2009 and in July 2013, was appointed the Executive Vice President of Western Refining Logistics GP, LLC ("WRGP"), the general partner of Western Refining Logistics, LP ("WNRL"). Previously, Mr. Smith served as the Company's Executive Vice President - Refining since August 2006. From September 2000 to August 2006, Mr. Smith served as Vice President and General Manager, Lemont Refinery, for CITGO Petroleum Corporation, where he was responsible for all business and operational aspects of the Lemont business unit.
Gary R. Dalke has served as the Company's Chief Financial Officer since August 2005 and in July 2013, was appointed the Chief Financial Officer of WRGP, the general partner of WNRL. Previously, from 2003 until August 2005, Mr. Dalke served as the Chief Accounting Officer of one of the Company's affiliates. From September 2005 to June 2007, Mr. Dalke also served as Treasurer.
William R. Jewell has served as the Company's Chief Accounting Officer since July 2007 and in July 2013, was appointed the Chief Accounting Officer of WRGP, the general partner of WNRL. From 2001 to 2007, Mr. Jewell was with KPMG LLP, where he last served as an Assurance Senior Manager.
Lowry Barfield has served as the Company's Senior Vice President - Legal, General Counsel and Secretary since 2007 and in July 2013, was appointed the Senior Vice President - Legal, General Counsel and Secretary of WRGP, the general partner of WNRL. In November 2013, Mr. Barfield was elected to the Board of Directors of Northern Tier Energy GP LLC ("NTGP"), the general partner of Northern Tier Energy LP ("NTI"), and Northern Tier Energy LLC ("NTE"), a wholly-owned subsidiary of NTI. Previously, Mr. Barfield served as the Company's primary outside counsel from 1999 until November 2005 when he joined the Company as Vice President - Legal, General Counsel and Secretary.
Jeffrey S. Beyersdorfer has served as the Company's Senior Vice President - Treasurer, Director of Investor Relations and Assistant Secretary since January 2010 and in July 2013, was appointed the Senior Vice President, Treasurer, Director of Investor Relations and Assistant Secretary of WRGP, the general partner of WNRL. From 2008 to 2009, Mr. Beyersdorfer served as Corporate Treasurer of FMC Technologies, Inc., where he was responsible for treasury operations, balance sheet management, foreign exchange and risk management. From 2002 to 2007, Mr. Beyersdorfer served as Vice President - Treasurer of Smurfit-Stone Container Corporation, where he was responsible for treasury operations, balance sheet management, pension plans, credit and collections and risk management.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This "Compensation Discussion and Analysis" sets forth the objectives and principles underlying the Company's named executive officer compensation, as well as the specific compensation decisions made relating to named executive officer compensation for 2013, including the process used by the Compensation Committee in making those decisions and the most important factors relevant to those decisions. In accordance with SEC rules, named executive officers in this proxy statement are as follows:

•	Jeff A. Stevens, President and Chief Executive Officer;

•	Gary R. Dalke, Chief Financial Officer;

•	Mark J. Smith, President - Refining and Marketing;

•	Lowry Barfield, Senior Vice President - Legal, General Counsel and Secretary; and

•	Jeffrey S. Beyersdorfer, Senior Vice President - Treasurer, Director of Investor Relations and Assistant Secretary.

The Company's 2013 Accomplishments

In 2013, the Company achieved an exceptional and transformational year. Compared with its performance peer group, which includes six other publicly-traded independent refiners (described below), the Company ranked second in Total Shareholder Return ("TSR") and first in Return on Capital Employed ("ROCE") for the 36-month performance period beginning January 1, 2011, through December 31, 2013.

These significant successes were driven by numerous accomplishments led by the Company's named executive officer management team in 2013 and in previous years, including:

•	The initial public offering of Western Refining Logistics, LP (NYSE: WNRL);

•	The acquisition of a 38.7% interest in limited partnership interests and the general partner of Northern Tier Energy, LP (NYSE: NTI);

•
Redemption and otherwise purchase and cancellation of the Company's outstanding 11.25% senior secured notes due 2017 and issuance of $350 million in aggregate principal amount of 6.25% senior unsecured notes due 2021;

•	Amendment of the Company's revolving credit facility, reduction of interest expense by approximately $3 million per year and enhancement of covenant flexibility;

•	Repurchase of approximately $253 million in shares at an average cost of $31.27 per share.

•	Earnings per share of $2.79 per diluted share;

•	Return on capital employed of approximately 20%;

•	Total shareholder return of approximately 40%, including cash dividends;

•	Return of cash to shareholders in the form of dividends, totaling $52.5 million;

•	Successful completion of the planned maintenance turnaround of the north side of our El Paso, Texas refinery;

•
Completion of the construction of the Delaware Basin Logistics project, a 100,000 barrel per day pipeline and a 38,000 barrel per day truck offloading station that will facilitate the delivery of better quality, lower cost shale crude oil to our El Paso refinery; and

•	Expansion of the crude oil gathering system in West Texas to approximately 8,000 barrels per day with the addition of 40 crude oil transports.

In addition, the Company reported Adjusted EBITDA of $754.8 million, compared to $1,083.7 million for the previous year, and net income of $276.0 million, or $2.79 per diluted share, compared to $398.9 million, or $3.71 per diluted share, for the previous year.

Please see "Annex C — Reconciliation of Adjusted EBITDA to Net Income" for a reconciliation of Adjusted EBITDA to net income for the years provided. Please see "Named Executive Officer Compensation for 2013 — 2013 Long-Term Performance Unit Awards" below for definitions of ROCE and TSR and "Named Executive Officer Compensation for 2013 — 2013 Annual Performance Bonuses" below for additional information regarding Adjusted EBITDA, which is a non-Generally Accepted Accounting Principles in the United States ("GAAP") financial measure.

The significant efforts of the Company's officers, including its named executive officers, were instrumental in achieving these accomplishments, particularly in some instances, within the compressed time frames in which they were completed.

Compensation Objectives

The Compensation Committee, which is made up of independent and outside directors (under the rules and regulations of the NYSE, the SEC, the IRS and Company guidelines), administers the compensation of the Company's named executive officers. The compensation paid to the Company's named executive officers is designed to compensate the named executive officers in a way that meaningfully aligns their interests with the interests of shareholders, and includes:

•	Producing long-term, positive results for the Company and its shareholders;

•	Aligning named executive officers' compensation with the Company's short-term and long-term performance results with metrics to evaluate and reward performance;

•	Attracting and retaining nationally recognized, highly qualified named executive officers to manage and lead the Company; and

•
Providing incentive compensation to reward earnings growth, reliability, safety and environmental performance as well as achievement and implementation of specific Company goals that advance the interests of the Company and its shareholders.

The Compensation Committee strives to ensure that the compensation paid to the named executive officers incorporates elements that are commonly recognized as best practices in the area of executive compensation, including the use of "performance-based compensation" (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”)), which generally represents a significant portion of compensation paid to our named executive officers and incorporates various performance metrics intended to reward both outstanding business results and long-term growth in shareholder value. In light of these objectives, the named executive officers are typically compensated through a combination of base salary, annual bonus and long-term incentives. The Company's named executive officers also participate in benefit plans generally available to the Company's other employees, including, but not limited to, participating in the Company match for 401(k) plan contributions and Company-paid life insurance premiums. It is the overall goal of the Compensation Committee to compensate the named executive officers in a manner that is demonstrably fair to both the Company and the named executive officer in light of the performance of the Company, the contribution of that named executive officer to that performance and the competition the Company faces to attract and retain highly qualified executives.

Compensation Considerations

In establishing named executive officer compensation, the Compensation Committee considers the success and performance of the Company, the contributions of the named executive officer to the Company's success and performance, and the desire to attract and retain highly qualified executives. In addition, the Compensation Committee considers the results of the advisory shareholder vote on named executive officer compensation, the input and advice of certain senior officers, advice and analysis from independent compensation consultants, the current economic conditions and industry environment in which the Company operates and the Compensation Committee members' common sense, experience and judgment.

Role of Shareholders. The Company's shareholders last voted on the compensation of the Company's named executive officers at the Company's 2011 annual meeting of shareholders. At that meeting, the Company's shareholders overwhelmingly approved, on non-binding advisory basis, the compensation paid to the Company's named executive officers for 2010. In establishing compensation for its named executive officers in 2013, the Compensation Committee observed the shareholders' overwhelming approval of the Company's 2010 named executive officer compensation. As such, the process the Compensation Committee utilized in establishing named executive officer compensation for 2013 was similar to that in prior years. The Compensation Committee will continue to consider the outcome of future shareholder non-binding advisory votes on named executive officer compensation.

At the Company's 2011 annual meeting of shareholders, the Company's shareholders approved, on a non-binding advisory basis, the Company holding future advisory votes on named executive officer compensation every three years. The Compensation Committee and the Board continue to believe that a triennial vote is the appropriate frequency because a significant portion of the Company's named executive officer compensation consists of the three-year performance unit awards described below. In addition, the Compensation Committee continues to utilize additional long-term awards, including, for example, the grant in 2013 of RSUs that vest ratably over five years in settlement of the 2012 Annual Performance Bonus. In accordance with our shareholders' approval in 2011, the Company intends to hold non-binding advisory votes on named executive officer compensation every three years, with the next vote scheduled for this year's Annual Meeting. For additional information regarding the non-binding advisory vote on named executive officer compensation, see "Proposal 3: Approval of Named Executive Officer Compensation on a Non-Binding Advisory Basis" below.

Role of Certain Senior Officers. The Compensation Committee makes all compensation decisions related to our named executive officers; however, Paul Foster, the Company's Executive Chairman and Chairman of the Board of Directors, Jeff Stevens, the Company's President and Chief Executive Officer, and Scott Weaver, the Company's Vice

President, Assistant Treasurer and Assistant Secretary, may from time to time, as requested by the Compensation Committee, provide information and recommendations relating to the other executive officers' (including named executive officers') compensation. Such information may include the executive officers' (including named executive officers') roles and responsibilities, the Company's performance generally and among its peer groups, the Company's peer groups, and such other information as may be requested by the Compensation Committee. As part of its process in establishing named executive officer compensation for 2013, the Compensation Committee met with Messrs. Foster and Stevens to discuss the compensation of all of the named executive officers except Mr. Stevens, and met separately with Messrs. Foster and Weaver to discuss Mr. Stevens's compensation.

Role of Compensation Consultants. The Compensation Committee generally engages an independent outside compensation consultant every three years to provide comprehensive reports and recommendations as to named executive officer compensation. In the years without full reports, the Compensation Committee intends to rely upon the most recently delivered report and the other sources and factors referenced above. To the extent the Compensation Committee perceives there are major shifts in compensation trends or desires to modify the Company's compensation programs, the Compensation Committee may decide, in its discretion, to retain independent outside compensation consultants to provide full or partial reports and analysis more often than every three years. Consistent with this approach, the Compensation Committee retained PM&P in October 2012 to provide it with an analysis of the Company's named executive officer compensation, comparative data and associated recommendations regarding peer groups. The Compensation Committee utilized this data, in conjunction with the other sources of information described above, in establishing 2013 base salaries, the 2013 Annual Performance Bonus Plan for Executive Officers (the "2013 Annual Performance Plan") and the long-term 2013 Performance Unit Awards (the "2013 PUAs"). PM&P's work in 2012 supplemented work previously done by PM&P in March 2010 and September 2009.

In connection with PM&P's consultation with the Compensation Committee regarding director and executive officer compensation described above (the "Services"), the Compensation Committee evaluated the independence of PM&P and concluded that PM&P is independent under the standards set forth in the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules of the SEC. In reaching its conclusion, the Compensation Committee noted the following:

•	PM&P performed no services for the Company other than the Services;

•	The ratio of the fees PM&P receives from the Company compared to PM&P's total revenue is less than 1%;

•	PM&P retains a "conflicts policy" to prevent any conflict of interests between PM&P and the Company that could impact PM&P's independence;

•	None of the PM&P staff performing the Services has any business or personal relationship with any Company executive or Compensation Committee member other than relating to the Services;

•	None of the PM&P personnel performing the Services individually owns any Company stock; and

•	PM&P has neither provided to nor received from the Company any gifts, benefits or donations other than its compensation for the Services.

In addition, the Compensation Committee observed that PM&P interacts directly with the Compensation Committee, and only interacts with Company management at the request of or with the knowledge of the Compensation Committee and/or its chairman, Mr. Francis.

Role of Market Data and Peer Groups. The general goal of the Compensation Committee is to set target total compensation for the named executive officers at the 50th percentile of the competitive market applicable to those executives. With the help of its independent outside compensation consultant, this market data is derived from the executive pay practices and levels of the applicable compensation peer group supplemented with broad-based compensation survey data. This process provides a comprehensive view of the competitive market. The Compensation Committee believes that the use of survey data is an important element of its compensation evaluation, which can help supplement compensation peer group market data to align positions and/or supplement available market data. Compensation survey data includes companies from the broader energy, refining and processing industries that influence the competitive market for executive compensation levels. Further, survey data is drawn from companies that are comparable to the Company in terms of size and scale. The Compensation Committee uses this market data as comparative information and not as a formulaic approach to compensation levels.

Regarding peer groups, the Compensation Committee utilizes two different peer groups in connection with named executive officer compensation: a compensation peer group and a performance peer group. The compensation peer group, which is used to determine the amount and nature of compensation, consists of companies that are representative of those companies the Compensation Committee believes the Company competes with for executive talent. They include direct competitors, companies in highly regulated manufacturing and processing industries, some of which are not refiners, and companies that generally are subject to the same market conditions. The performance peer group, which is used to compare the Company's performance based on certain defined metrics, consists solely of publicly traded independent refiners that are subject to similar reporting requirements and safety regulations as the Company. The Compensation Committee believes that utilizing two different peer groups to assess compensation and performance is appropriate based on the differing purposes for which such peer groups' comparative data is used and is available.

The Compensation Committee selected the below compensation and performance peer groups, which were utilized for establishing 2013 base salaries, the 2013 Annual Performance Plan and the 2013 PUAs. The Compensation Committee consulted with PM&P in selecting these peer groups in connection with PM&P's October 2012 report, and also considered the number of companies within such peer groups and the composition of the companies in such peer groups (including their total revenue and market capitalization among other items). Following this evaluation, the Compensation Committee concluded that the following compensation and performance peer groups were appropriate:

2013 Compensation Peer Group	2013 Performance Peer Group
Alon USA Energy, Inc.	Alon USA Energy, Inc.
Calumet Specialty Products Partners LP	CVR Energy Inc.
CVR Energy Inc.	Delek US Holdings, Inc.
Delek US Holdings, Inc.	HollyFrontier Corporation
HollyFrontier Corporation	Tesoro Corporation
Marathon Petroleum Corp.	Valero Energy Corporation
Northern Tier Energy LLC
NuStar Energy LP
Sunoco, Inc.
Tesoro Corporation
Valero Energy Corporation

The 2012 Compensation Peer Group was different than in 2013 and included the following companies: Alon USA Energy, Inc., CVR Energy Inc., Delek US Holdings, Inc., HollyFrontier Corporation, Tesoro Corporation and Valero Energy Corporation. The Compensation Committee continually assesses the companies we compete with for executive talent and considers the advice and recommendations of PM&P. In addition, in determining the 2013 Compensation Peer Group, the Compensation Committee considered the cessation of business by certain companies in the compensation peer groups utilized in previous years and the number of companies withing the peer group. The 2013 Performance Peer Group is identical to the performance peer groups used by the Compensation Committee in 2010, 2011 and 2012, taking into account the HollyFrontier Corporation merger. The revenues of the companies comprising the 2013 Compensation Peer Group ranged from approximately $4.6 billion to $139.3 billion for the last fiscal year prior to their inclusion in the 2013 Compensation Peer Group (fiscal year 2012) and the revenues of the companies comprising the 2013 Performance Peer Group ranged from $8.0 billion to $139.3 billion for the last fiscal year prior to their inclusion in the 2013 Performance Peer Group (fiscal year 2012). The Company's revenue in 2012 and 2013 was approximately $9.5 billion and $10.1 billion, respectively.

NAMED EXECUTIVE OFFICER COMPENSATION FOR 2013

Generally, the Compensation Committee targets a total direct compensation pay mix for all of the named executive officers at 25% fixed compensation and 75% variable at-risk compensation, which is dependent upon the performance of the Company and various long- and short-term metrics. Historically, fixed compensation has consisted of base salary and variable at-risk compensation has consisted of a mix of annual bonuses, a long-term incentive award and an annual time-vested equity award.

While the Compensation Committee generally intends that certain named executive officer compensation qualify as "performance-based compensation" within the meaning of Section 162(m), the Compensation Committee believes that it is in the Company's best interest that it retain its flexibility and discretion to make compensation awards, whether or not tax deductible, in order to foster achievement of performance goals established by the Committee as well as other corporate goals important to the Company's success, such as encouraging employee retention and rewarding achievement.

In 2013, named executive officer compensation similarly consisted of a mix of fixed and variable at-risk compensation, which included both long- and short-term elements. Fixed compensation consisted of base salary and variable at-risk compensation consisted of a mix of annual bonuses under the 2013 Annual Performance Plan and a long-term incentive award in the form of the 2013 PUAs. In addition, named executive officers also received compensation consisting of benefits generally available to the Company's other employees.

In 2012, target total direct compensation of the named executive officers was targeted at 25% base compensation, 25% annual bonus compensation and 50% long-term incentives (which included the 2012 performance unit awards). However, the Compensation Committee elected to fully settle the 2012 Annual Performance Plan (defined below) in RSUs. This resulted in as-reported compensation received by the Company's named executive officers in 2012 being generally below target total direct compensation since the RSU grant is reported as 2013 compensation in the Summary Compensation Table, in accordance with the SEC's rules and regulations. When setting named executive officer compensation in March 2013, the Compensation Committee considered executive officer compensation in 2012 and targeted total direct named executive officer compensation for 2013 at 33% base salary, 33% annual bonus compensation and 33% long-term incentives. As a result of settling the 2012 Annual Performance Plan in RSUs, which were granted and included in the Summary Compensation Table for 2013, as-reported compensation received by the Company's named executive officers in 2013 was generally above target total direct compensation consistent with the shift in reported compensation from 2012 to 2013 and the continuing exceptional Company performance. With respect to the Company's chief executive officer, see "Chief Executive Officer 2013 Realizable Pay Analysis" below.

2013 Base Salaries

Base salaries of the Company's named executive officers are designed to provide a level of assured cash compensation to the named executive officers based primarily upon the job responsibilities, individual experience, professional status and accomplishments of each named executive officer. The Compensation Committee observed from the PM&P October 2012 report that when compared to the competitive market including the 2013 Compensation Peer Group, 2012 base salaries of the named executive officers were at the 35th percentile, on average. The Compensation Committee increased 2013 named executive officer base salaries in March 2013, consistent with broad-based Company employee base salary increases in an amount equal to approximately 4% over 2012 base salaries. In addition, for Mr. Stevens, the Compensation Committee also considered that from November 2009 until August 2010, in light of the challenging economic environment existing during that time, Mr. Stevens' received a nominal base salary of $10,000, which was raised to $540,000 in August 2010 and was thereafter increased to $576,840, the same base salary in effect for Mr. Stevens at the end of 2008.

In setting 2013 base salaries, the Compensation Committee considered 2012 compensation, each named executive officer's contributions to the Company, the Company's performance during the prior fiscal year, as well as the other factors and considerations mentioned in this "Compensation Discussion and Analysis." Following its evaluation, the Compensation Committee established the following base salaries for the Company's named executive officers, which represent increases over 2012 base salaries commensurate with broad-based Company employee base salary increases for 2013:

Named Executive Officer	2012 Base Salary	2013 Base Salary
Jeff A. Stevens	$900,000	$936,000
Gary R. Dalke	$386,000	$401,440
Mark J. Smith	$492,000	$511,680
Lowry Barfield	$344,000	$357,760
Jeffrey S. Beyersdorfer	$268,000	$278,720

2013 Annual Performance Bonuses

In March 2013, the Compensation Committee adopted the 2013 Annual Performance Plan under and in accordance with the terms of the 2010 Incentive Plan of Western Refining, Inc. (the "2010 LTIP"). The 2013 Annual Performance Plan was generally intended by the Compensation Committee to provide compensation qualifying as "performance-based compensation" within the meaning of Section 162(m). Under the 2013 Annual Performance Plan, each of the named executive officers would be eligible for a discretionary annual performance bonus, as determined by the Compensation Committee, provided the Company's actual Adjusted EBITDA for the performance period (January 1, 2013 through December 31, 2013) equaled or exceeded the sum of cash interest expense, capital expenditures, scheduled principal payments, maintenance turnaround expense and cash taxes for the performance period, in each case, as reported in the Company's financial statements filed with the SEC on Form 10-K for the performance period (the "2013 Threshold Amount"). Adjusted EBITDA is a financial measure not recognized under GAAP but represents earnings before interest expense and other financing costs, amortization of loan fees, provision for income taxes, depreciation, amortization, maintenance turnaround expense and other non-cash income and expense items. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of the Company's businesses, and is unaffected by its capital structure or investment activities. The Company uses this metric in evaluating consolidated operating performance. The Company believes that Adjusted EBITDA is useful to investors as a basis for comparing operating performance with other companies in its industries, although, its measure of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Bonus amounts may range from zero up to an amount not to exceed 200% of each named executive officer's base salary, as determined in the discretion of the Compensation Committee. Payments of bonus amounts under the 2013 Annual Performance Plan may be made in cash, stock, RSUs or a combination of these, in the discretion of the Compensation Committee.

In February 2014, the Compensation Committee determined that the Company had exceeded the 2013 Threshold Amount and had satisfied all other terms of the 2013 Annual Performance Plan. Pursuant to the 2013 Annual Performance Plan, and due to the Company's superior performance and significant accomplishments in 2013, the Compensation Committee awarded each named executive officer, except Mr. Stevens, a combination of 50% cash and 50% RSUs equal to approximately 200% of each named executive officer's base salary earned in 2013. With respect to Mr. Stevens, the Compensation Committee awarded him 100% RSUs equal to approximately 200% of his base salary earned in 2013. The Compensation Committee awarded Mr. Stevens his 2013 Annual Performance Plan in the form of RSUs at his request recognizing that this was consistent with aligning his interests with those of shareholders.

The RSUs granted to these executive officers will vest and settle in equal installments in 2015, 2016, 2017, 2018 and 2019, subject to the named executive officer's continued employment on the applicable vesting date. Such settlement may, at the Compensation Committee's election, be in cash or stock or a combination thereof. The terms of these RSUs are consistent with the terms of the RSUs awarded to named executive officers in 2013 in respect of 2012 performance and include rights to dividend equivalents on unvested RSUs if and when the RSUs vest. These terms are intended to further align the interests of named executive officers with those of shareholders. Both the RSUs and dividend equivalents are subject to the risk of forfeiture, and the RSUs are also subject to price volatility.

The RSUs awarded in settlement of the 2013 Annual Performance Plan were awarded in calendar year 2014, and in accordance with SEC rules and regulations, they do not appear in the "2013 Summary Compensation Table" below. Instead, they are discussed below in Footnote 1 to the "2013 Summary Compensation Table" and will be reflected in the Company's summary compensation table for 2014. The "2013 Summary Compensation Table" does, however, include the cash settlement portion of the 2013 Annual Performance Plan.

2013 Long-Term Performance Unit Awards

In March 2013, the Compensation Committee awarded long-term, performance-based awards to each of the named executive officers in the form of the 2013 PUAs. The 2013 PUAs were awarded under and in accordance with the terms of the 2010 LTIP and were generally intended by the Compensation Committee to be "performance-based compensation" within the meaning of Section 162(m). The Compensation Committee made these awards based on, among other things, the analysis and recommendations of PM&P in October 2010 and 2012. The target of the 2013 PUAs is equal to 100% of the named executive officer's 2013 annual base salary as established by the Compensation Committee on the award date, or March 26, 2013. The performance period is a 36-month period beginning on January 1, 2013, and ending on December 31, 2015, with awards payable in 2016 promptly following the conclusion of the performance period and the Compensation Committee's certification of the level of performance achieved, but in all events prior to April 15, 2016. No payout of the awards will be made if the Company's actual Adjusted EBITDA for the performance period does not equal or exceed the sum of cash interest expense, capital expenditures, scheduled principal payments, turnaround expenses and cash taxes for the performance period, in each case as reported in the Company's financial statements filed with the SEC on Form 10-Q or 10-K (the "Absolute Threshold"). Assuming the Absolute Threshold is satisfied, Company performance, measured based on key industry metrics of TSR and ROCE, as described below, each weighted 50% against the 2013 Performance Peer Group identified above, will determine whether any portion of the award is paid. Each named executive officer may receive a payout between 0% and 200% of his 2013 annual base salary as of the grant date, subject to the safety adjustment described below. The payout amount is determined based on the Company's rank under both the TSR and ROCE metrics as compared to the 2013 Performance Peer Group.

The Compensation Committee utilizes TSR and ROCE for the 2013 PUAs because it believes that each are important measures in evaluating the Company's performance. Once the payout amount is established based on these metrics, such payout amount will be multiplied by a safety factor between 0.85 and 1.15 depending on the Company's Average Incidence Rate of Total Recordable Cases of Nonfatal Occupational Injuries and Illnesses for the North American Industry Classification System code for petroleum refineries (NAICS 32411) for the performance period (the "Company Safety Rate"), as compared to the Average Incidence Rate of Total Recordable Cases of Nonfatal Occupational Injuries and Illnesses for the North American Industry Classification System code for petroleum refineries (NAICS 32411) as published by the Bureau of Labor Statistics (the "Average BLS Rate") for the three most recently available annual periods. Including the impact of this safety adjustment, the range of potential payouts under the award is between 0% and 230% of the respective named executive officer's 2013 annual base salary as of the grant date. The Compensation Committee has the discretion to settle the 2013 PUAs in cash or common stock or a combination of both. Please see "Executive Compensation — Grants of Plan-Based Awards — Fiscal 2013" for the minimum, target and maximum potential payouts for each named executive officer under the 2013 PUAs. The specifics of the 2013 PUAs are as follows:

i.
Absolute Threshold for the Performance Period . The Company's actual Adjusted EBITDA for the performance period must equal or exceed the Absolute Threshold (the sum of cash interest expense, capital expenditures, scheduled principal payments, turnaround expenses and cash taxes for the performance period, in each case as reported in the Company's financial statements filed with the SEC on Form 10-Q or 10-K), or no performance award will be paid for the applicable performance period.

ii.	Primary Performance Measures. Assuming the Absolute Threshold is achieved, the Compensation Committee will evaluate:

•
Company Performance Period TSR Versus Peer TSR. TSR is defined as the total return of a share of common stock to an investor (increase in share price plus dividends). TSR for the 2013 Performance Peer Group will be calculated over the full performance period and compared with the Company's TSR over the full performance period. Beginning share prices are based on the calendar month average closing stock price for the month immediately preceding commencement of the performance period and ending share prices are based on the calendar month average closing stock price for the final month of the performance period.

•
Company Performance Period Average ROCE Versus Peer Average ROCE. ROCE is computed as a percentage based on (a) earnings before interest and taxes, as adjusted for certain unusual and nonrecurring gains or losses for the period being measured divided by (b) the sum of the total assets less current liabilities at the beginning and end of the period being measured divided by two. ROCE will be calculated for each fiscal year and averaged over the performance period.

iii.
Performance Levels and Multipliers. The Company's achievement of its performance measures over the performance period will be compared to the 2013 Performance Peer Group during the same period to determine relative performance. The Company's performance over the performance period will be ranked within the 2013 Performance Peer Group, resulting in the application of a single multiplier to the target award value under each performance measure. Should consolidation among peers in the 2013 Performance Peer Group occur or any such peer become delisted or otherwise no longer required to provide periodic reporting to the SEC, the ranking schedule would adjust to accommodate the reduced number of peers. The addition of new peers would also cause a shift in the ranking schedule. For example, in the table below the initial 2013 Performance Peer Group includes seven peer companies, including the Company. The target (1.10 multiplier) rank for this number of peers would be fourth out of seven companies in the group (including the Company). If consolidation, delisting or the termination of the obligations of a peer company to provide periodic reporting to the SEC reduces the number of peer companies to six, target would remain at the fourth position (out of six in the group, including the Company), but the target multiplier would move to 1.00.

Performance Multipliers (for both Relative TSR and Relative ROCE)

	7 Peers
Rank Against Peers	(Initial Case)	6 Peers Remaining	5 Peers Remaining
1	2.00	2.00	2.00
2	1.67	1.67	1.60
3	1.33	1.33	1.10
4	1.10	1.00	0.85
5	0.90	0.65	—
6	0.60	—	—
7	—	—

iv.
Quantitative Safety Measure. If relative performance generates a potential award and the Company's performance period actual Adjusted EBITDA equals or exceeds the Absolute Threshold (described above), then the final award payout value will be multiplied by a safety factor between 0.85 and 1.15 depending on the Company Safety Rate as compared to the Average BLS Rate, as follows:

Poor 0.85	Below Target 0.90	Target 1.00	Superior 1.10	Exemplary 1.15

•	The Exemplary factor will apply if the Company Safety Rate is lower than the Average BLS Rate by 15% or more.

•	The Superior factor will apply if the Company Safety Rate is lower than the Average BLS Rate by 10% or more but less than 15%.

•	The Target factor will apply if the Company Safety Rate is equal to the Average BLS Rate or is less than 10% higher or lower than the Average BLS Rate.

•	The Below Target factor will apply if the Company Safety Rate is higher than the Average BLS Rate by 10% or more but less than 15%.

•	The Poor factor will apply if the Company Safety Rate is higher than the Average BLS Rate by 15% or more.

2013 Other Compensation

For 2013, the Company's named executive officers also participated in benefit plans generally available to the Company's other employees, including, but not limited to, participating in the Company match for 401(k) plan contributions, Company paid life insurance premiums and reimbursement of moving expenses (as applicable). Named executive officers also received dividends on unvested shares of restricted stock and on certain awards of RSUs which provide dividend equivalents. For more information regarding other compensation, please see the "All Other Compensation" column of the "2013 Summary Compensation Table."

Chief Executive Officer 2013 Realizable Pay Analysis

In addition to reviewing total compensation, the Compensation Committee also believes that it is important to review and assess "realizable" compensation for the Chief Executive Officer. Realizable compensation approximates the executive's "take-home pay" and is comprised of base salary, actual annual incentive payouts, long-term performance award payouts for the fiscal year and the value received from equity awards vesting during the year.

For 2013, as shown in the chart below, based in part upon both the 2012 and the 2013 Annual Performance Plan having been settled in RSUs that vest over five years, the realizable compensation of our Chief Executive Officer for 2013 (which includes his 2013 base salary, equity vestings that took place in 2013 and settlement of the 2011 PUAs (defined below)) is lower than both the 2013 target total direct compensation (described above, calculated using his base salary as reported in the "2013 Summary Compensation Table") and the amounts reported in the "2013 Summary Compensation Table." The 2013 Summary Compensation Table compensation is higher than both the 2013 target total direct compensation and the 2013 realizable compensation, based in part because the 2012 Annual Performance Plan was settled in RSUs which were awarded in calendar year 2013, and in accordance with the SEC's rules and regulations, they appear in the "2013 Summary Compensation Table" below.

Named Executive Officer Compensation Actions Taken Since the End of Fiscal Year 2013

2014 Named Executive Officer Compensation

When setting named executive officer compensation in February 2014, the Compensation Committee considered 2013 compensation and similarly targeted total direct compensation for 2014 at 33% base salary, 33% annual bonus compensation and 33% long-term incentives. In February 2014, using processes, factors and objectives consistent with those set forth above for 2013 named executive officer compensation, the Compensation Committee established named executive officer base salaries for 2014, 2014 Annual Performance Plan and 2014 Performance Unit Awards ("2014 PUAs"). The 2014 Annual Performance Plan and the 2014 PUAs were each awarded under the 2010 LTIP and are generally intended to be “performance based compensation” under Section 162(m), and have terms similar to the 2013 Annual Performance Plan and the 2013 PUAs, respectively, described above.

2011 Performance Unit Awards

In March 2014, the Compensation Committee settled the 2011 Performance Unit Awards (the "2011 PUAs"), which are described in detail in the Company's proxy statement filed with the SEC on April 26, 2012, and contain substantially the same terms as the 2013 PUAs described above. The performance period under the 2011 PUAs was a 36-month period beginning on January 1, 2011, and ending on December 31, 2013, over which the Company's TSR and ROCE were compared with the TSR and ROCE of the performance peer group included in the 2011 PUAs (the "2011 Performance Peer Group"), and the Company Safety Rate was compared with the Average BLS Rate. The 2011 Performance Peer Group is identical to the performance peer groups used in 2012, 2013 and 2014, taking into account the HollyFrontier Corporation merger. The Compensation Committee evaluated the Company's Adjusted EBITDA, TSR, ROCE and Company Safety Rate, as well as the TSR and ROCE of the 2011 Performance Peer Group and the Average BLS Rate, in each case, for the 36-month performance period, as follows:

•	The Company's actual Adjusted EBITDA over the 36-month performance period exceeded the Absolute Threshold;

•	The Company ranked second among the 2011 Performance Peer Group in TSR over the 36-month performance period;

•	The Company ranked first among the 2011 Performance Peer Group in ROCE over the 36-month performance period; and

•	The Company Safety Rate for the 36-month performance period was 1.20, compared to an Average BLS Rate of .97.

After determining that the performance measures and all other terms of the 2011 PUAs had been satisfied in accordance with Section 162(m), and applying the adjustments set forth in the 2011 PUAs, the Compensation Committee settled each of these awards in cash equal to 156% of the target amount set forth in the 2011 PUAs, which was the named executive officer's annual base salary on the grant date of the 2011 PUAs (February 28, 2011). Although these cash payments were awarded in settlement of the 2011 PUAs, they are being reported in the "2013 Summary Compensation Table" below as "Non-Equity Incentive Compensation" in accordance with the SEC's rules and regulations.

Compensation for Service as an Executive Officer of Western Refining Logistics GP, LLC
In July 2013, Messrs. Stevens, Smith, Dalke, Barfield and Beyersdorfer were appointed as executive officers of WRGP, the general partner of WNRL. WNRL compensates executive officers for the services they perform for WNRL solely through awards of equity-based compensation granted pursuant to the Western Refining Logistics, LP 2013 Long Term Incentive Plan ("WNRL LTIP"). WRGP implemented the WNRL LTIP during the fourth quarter of 2013 and it is administered by the board of directors of WRGP. The first grant of awards under the WNRL LTIP to Messrs. Stevens, Smith, Dalke, Barfield and Beyersdorfer were in the form of time-based phantom units granted in January 2014. The named executive officers received no compensation paid or awarded in 2013 for the services they provided to WNRL during 2013. The Company expects that to the extent Messrs. Stevens, Smith, Dalke, Barfield and Beyersdorfer continue to serve as executive officers of WRGP, in future years, they will continue to be eligible to receive awards of equity-based compensation granted pursuant to the WNRL LTIP, as administered by WRGP for services performed as executive officers of WRGP.

Mr. Stevens also serves as a director of the board of directors of WRGP. However, officers or employees of WRGP who also serve as directors of WRGP do not receive additional compensation for such service.

For additional information regarding executive officer and director compensation, please see "Item 11. Executive Compensation" in WNRL's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 12, 2014.

Compensation for Service as Director of Northern Tier Energy GP LLC
In November 2013, Messrs. Stevens and Barfield were appointed as directors of NTGP, the general partner of NTI. Messrs. Stevens and Barfield did not receive any compensation for their service as directors of NTGP for 2013. On January 3, 2014, Messrs. Stevens and Barfield each received an award of 4,129 restricted common units from NTI, which represent limited partner interests in NTI and are scheduled to vest in January 2015, as compensation for their service as directors of NTGP. The board of directors of NTGP also approved an annual cash retainer of $60,000, to be paid in quarterly installments for their service on the NTGP board of directors. The Company expects that to the extent Messrs. Stevens and Barfield continue to serve on the board of directors of NTGP, they will continue to be eligible to receive compensation in future years paid by NTI for service as a director of NTGP. For additional information regarding director compensation, please see "Item 11. Executive Compensation — Director Compensation" in NTI's Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 27, 2014.

Chief Executive Officer Stock Ownership Requirements

The Company's Corporate Governance Guidelines include minimum stock ownership requirements for the Company's

Chief Executive Officer. Under these requirements, the Chief Executive Officer must own shares of common stock of the Company at a level equal to six times his annual base salary. These requirements must be met by the later of August 26, 2015, or within five years of appointment or promotion for newly appointed or promoted Chief Executive Officers. The requirements may be satisfied with common stock that is owned directly or indirectly (e.g., by a spouse or a trust) by the Chief Executive Officer, shares that are time-vested restricted stock, RSUs or shares that are held in a retirement or deferred compensation account. Unearned performance shares are not counted toward meeting these requirements. The Governance Committee is responsible for monitoring and enforcing these requirements. Mr. Stevens has satisfied these minimum stock ownership requirements at all times since their adoption.

Compensation Program Risk Assessment

The Compensation Committee has reviewed the Company's compensation policies and practices, including policies and practices relating to all employees as well as directors and named executive officers, and has concluded that such policies and practices do not present a material risk to the Company and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the Company's incentive compensation programs effectively balance risk and reward. In its risk assessment, the Compensation Committee considers its long-term incentive compensation, including the targets applied under the performance awards granted in 2013, the process used for establishing those targets, the vesting period applicable under awards issued pursuant to its shareholder-approved equity plans and other factors, each discussed more fully in this Proxy Statement. The Compensation Committee believes the mix between fixed and variable, annual and long-term and cash and equity compensation in the Company's compensation programs mitigates excessive risk taking, focuses on sustained growth and earnings and encourages actions and strategies that are in the Company's and its shareholders' best interests, in both the short-and long-term.
COMPENSATION COMMITTEE REPORT
The following report of the Compensation Committee of the Board on executive compensation shall not be deemed to be "soliciting material" or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing made by the Company with the SEC, except to the extent that the Company specifically incorporates it by reference into any filing.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
The Compensation Committee
L. Frederick Francis, Chairperson
Carin M. Barth
Ralph A. Schmidt

EXECUTIVE COMPENSATION
The following table sets forth information regarding compensation earned by the Company's named executive officers for services rendered in all capacities to the Company and its subsidiaries for 2013, 2012 and 2011. None of these named executive officers have been granted or hold any stock options or stock appreciation rights and none participate in a pension plan.

2013 SUMMARY COMPENSATION TABLE

		Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Jeff A. Stevens	2013	927,693	—	1,800,009	899,726	21,039	3,648,467
President and Chief Executive Officer	2012	873,277	—	713,310	918,000	10,644	2,515,231
	2011	540,000	665,000	585,720	—	10,250	1,800,970
Gary R. Dalke	2013	397,877	397,877	771,985	561,510	22,329	2,151,578
Chief Financial Officer	2012	381,000	—	457,250	582,165	42,409	1,462,824
	2011	360,000	414,000	1,106,360	—	11,090	1,891,450
Mark J. Smith	2013	507,138	507,138	983,986	715,925	33,039	2,747,226
President - Refining & Marketing	2012	485,654	—	566,990	742,050	367,511	2,162,205
	2011	459,000	482,000	471,830	—	10,490	1,423,320
Lowry Barfield	2013	354,585	354,585	687,985	500,680	53,809	1,951,644
Senior Vice President - Legal,	2012	339,577	—	402,380	519,180	333,084	1,594,221
General Counsel and Secretary	2011	321,000	386,000	325,400	—	10,490	1,042,890

Jeffrey S. Beyersdorfer	2013	276,246	276,246	536,013	389,938	71,179	1,549,622
Senior Vice President - Treasurer, Director of Investor Relations and Assistant	2012	264,538	—	310,930	425,000	102,476	1,102,944
Secretary	2011	250,000	288,000	768,758	—	9,921	1,316,679
_______________________________________

(1)
In February 2014, for each of the named executive officers except Mr. Stevens, the 2013 Annual Performance Plan awards were settled in the form of 50% cash and 50% RSUs, equal to approximately 200% of the named executive officer's base salary earned in 2013. For Mr. Stevens, the 2013 Annual Performance Plan awards were settled 100% in the form of RSUs, equal to approximately 200% of his base salary earned in 2013. The cash amounts are reflected in the table above. Although the RSUs that were awarded in partial settlement of the 2013 Annual Performance Plan were awarded in 2014, in accordance with the SEC's rules and regulations, they do not appear in the "2013 Summary Compensation Table." Instead, they will be reflected in the Company's summary compensation table for compensation paid to named executive officers in 2014 that will appear in the Company's proxy statement in 2015. For additional information regarding the 2013 Annual Performance Plan awards, see "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2013 — 2013 Annual Performance Bonuses."

(2)
For 2013, this column represents the aggregate grant date fair value for awards of time-vesting RSUs granted to each named executive officer in 2013 in settlement of the 2012 Annual Performance Plan. For additional information about these RSUs, please see "2012 Annual Performance Plan Settled in 2013" below. All amounts in this column are calculated in accordance with FASB ASC Topic 718 by multiplying the volume of restricted shares or RSUs granted by the closing price of a share of the Company's common stock as of the grant date.

(3)
For 2013, this column reflects the settlement of the 2011 PUAs granted to each named executive officer on February 28, 2011. The performance period under the 2011 PUAs was a 36-month period beginning on January 1, 2011, and ending on December 31, 2013. After certifying that the performance measures and all other terms of the 2011 PUAs had been satisfied in accordance with Section 162(m), the Compensation Committee awarded each of the named executive officers a cash award equal to 156% of each named executive officer's annual base salary in effect on February 28, 2011, the grant date of the award. Additional information about the 2011 PUAs is available in the Company's 2012 Proxy Statement filed with the SEC on April 26, 2012. For information regarding settlement of the 2011 PUAs, please see the "Compensation Discussion and Analysis — Named

Executive Officer Compensation Actions Taken Since the End of Fiscal Year 2013 — 2011 Performance Unit Award."

(4)
The Company's named executive officers are eligible to participate in benefit plans generally available to the Company's other employees including, but not limited to, the Company's match of 401(k) plan contributions, Company paid life insurance premiums and reimbursement of moving expenses when certain of the Company's named executive officers were relocated from the Company's corporate headquarters in El Paso, Texas to the Company's administrative offices in Tempe, Arizona in 2012. The named executive officers also received dividends on unvested shares of restricted stock when the Company paid cash dividends to its shareholders. The following table details the amounts included in the "All Other Compensation" column for the 2013 Summary Compensation Table:

		Company 401(k) Plan Contribution	Life Insurance	Taxable Moving Expense Reimbursement	Dividends on Restricted Stock	Total
Name	Year	($)	($)	($)	($) (a)	($)
Jeff A. Stevens	2013	20,349	690	—	—	21,039
Gary R. Dalke	2013	20,349	1,980	—	—	22,329
Mark J. Smith	2013	20,349	690	—	12,000	33,039
Lowry Barfield	2013	20,349	1,290	20,170	12,000	53,809
Jeffrey S. Beyersdorfer	2013	18,782	331	49,153	2,913	71,179

(a)
The Company paid cash dividends to shareholders in 2013. The amounts in the "Dividends on Restricted Stock" column include dividends that were earned on shares of restricted stock that had not yet vested in 2013. Certain of the named executive officer RSUs award agreements provide for dividend equivalents on unvested RSUs, however, such rights are settled if and when the RSUs vest and are not reflected in this column.

2012 Annual Performance Plan Settled in 2013

The "Stock Awards" column of the "2013 Summary Compensation Table" above consists of time-vesting RSUs that were granted by the Compensation Committee to each of the named executive officers in settlement of the 2012 Annual Performance Plan. On March 4, 2013, the Compensation Committee evaluated the performance metrics set forth in the 2012 Annual Performance Plan and determined that the Company had exceeded the applicable performance goals and had satisfied all other terms of the 2012 Annual Performance Plan. Pursuant to the 2012 Annual Performance Plan, and due to the Company's superior performance in 2012, the Compensation Committee awarded each named executive officer RSUs equal to the maximum amount permitted under the 2012 Annual Performance Plan, or 200% of each named executive officer's base salary. Each RSU represents a right to a future payment equal to the fair market value of one share of Company common stock at the time of settlement of the RSUs. Such settlement may, at the Compensation Committee's election, be in cash or stock or a combination thereof. These RSUs will vest, become non-forfeitable and be paid and settled in equal installments in 2014, 2015, 2016, 2017 and 2018. The terms of these RSUs differ from the RSUs awarded to named executive officers in previous years with respect to vesting periods and dividend equivalents. Specifically, previous RSUs awarded by the Compensation Committee to named executive officers had a vesting period of three years and did not include rights to dividend equivalents on unvested RSUs; whereas, these RSUs have a vesting period of five years and include rights to dividend equivalents on unvested RSUs if and when the RSUs vest. The Compensation Committee made these changes, among other reasons, to further align the interests of named executive officers with those of shareholders. However, both the RSUs and dividend equivalents on unvested RSUs are subject to the risk of forfeiture and the RSUs are also subject to price volatility.
Because the RSUs awarded in settlement of the 2012 Annual Performance Plan were awarded in calendar year 2013, in accordance with SEC rules and regulations, they appear in the "2013 Summary Compensation Table" above.

GRANTS OF PLAN-BASED AWARDS — FISCAL 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards:	Grant Date Fair Value of
	Grant	Threshold	Target	Maximum	Number of Shares of Stock or Units	Stock and Option Awards
Name	Date	($)(2)	($)	($)	(#)(3)	($)(4)
Jeff A. Stevens	3/26/2013	477,360	936,000	2,152,800
	3/26/2013				51,665	1,800,009
Gary R. Dalke	3/26/2013	204,734	401,440	923,312
	3/26/2013				22,158	771,985
Mark J. Smith	3/26/2013	260,957	511,680	1,176,864
	3/26/2013				28,243	983,986
Lowry Barfield	3/26/2013	182,458	357,760	822,848
	3/26/2013				19,747	687,985
Jeffrey S. Beyersdorfer	3/26/2013	142,147	278,720	641,056
	3/26/2013				15,385	536,013
_______________________________________

(1)
On March 26, 2013, the Compensation Committee awarded 2013 PUAs to each of the named executive officers under the 2010 LTIP which are intended to constitute "performance-based compensation" within the meaning of Section 162(m). The performance period for the 2013 PUAs is a 36-month period beginning on January 1, 2013, and ending on December 31, 2015, with awards payable in 2016 prior to April 15, 2016. For more information and a full description of the 2013 PUAs, please see "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2013 — 2013 Long-Term Performance Unit Awards."

(2)
This threshold represents the minimum payout under the awards assuming the Company has satisfied the Absolute Threshold and is not the lowest ranked company in the 2013 Performance Peer Group in both TSR and ROCE. For more information and full description of the 2013 PUAs, please see "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2013 — 2013 Long-Term Performance Unit Awards."

(3)
This column reflects the number of RSUs awarded to each named executive officer on March 26, 2013, in settlement of the 2012 Annual Performance Plan. For additional information regarding these RSUs, please see "2012 Annual Performance Plan Settled in 2013" above.

(4)
This column represents the grant date fair value of the RSUs awarded on March 26, 2013, in settlement of the 2012 Annual Performance Plan. This amount is computed in accordance with FASB ASC Topic 718 and is calculated by multiplying the volume of RSUs granted by the closing price of a share of the Company's common stock as of the grant date. The closing price of the Company's common stock on March 26, 2013 was $34.84.

OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR END

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)(1)	($)(2)	($)	($)
Jeff A. Stevens	117,867	4,998,739	—	—
Gary R. Dalke	61,490	2,607,791	—	—
Mark J. Smith	63,154	2,678,361	—	—
Lowry Barfield	41,079	1,742,160	—	—
Jeffrey S. Beyersdorfer	42,468	1,801,068	—	—
_______________________________________

(1)
Amounts in this column represent time-based equity awards of RSUs that were outstanding as of December 31, 2013. The following table presents by grant date the vesting of outstanding awards of RSUs as of December 31, 2013, the last business day of the fiscal year:

	Grant Awards (a)
	Grant	Shares or Units	Remaining Annual Vestings
Name	Date	Granted	2014	2015	2016	2017	2018
Jeff A. Stevens	2/28/2011	36,000	12,000	—	—
	2/17/2012	39,000	13,000	13,000
	3/26/2013	51,665	10,333	10,333	10,333	10,333	10,333
Gary R. Dalke	2/28/2011	68,000	22,666	—	—
	2/17/2012	25,000	8,333	8,333
	3/26/2013	22,158	4,432	4,432	4,432	4,431	4,431
Mark J. Smith	2/28/2011	29,000	9,666	—	—
	2/17/2012	31,000	10,333	10,333	—
	3/26/2013	28,243	5,649	5,649	5,649	5,648	5,648
Lowry Barfield	2/28/2011	20,000	6,666	—	—
	2/17/2012	22,000	7,333	7,333	—
	3/26/2013	19,747	3,950	3,950	3,949	3,949	3,949
Jeffrey S. Beyersdorfer	2/28/2011	47,250	15,750	—	—
	2/17/2012	17,000	5,667	5,666	—
	3/26/2013	15,385	3,077	3,077	3,077	3,077	3,077
_______________________________________

(a)
These columns represent time-based equity awards of RSUs, granted on the date noted, that remain subject to vesting requirements as of December 31, 2013. Time-based equity awards of RSUs granted on February 17, 2012, and February 28, 2011, vest ratably over three years on May 15th of each year after the year in which the grant date occurs. The time-based equity awards of RSUs granted on March 26, 2013, vest ratably over five years on the fourth business day prior to the end of the Company's first fiscal quarter each year after the year in which the grant date occurs.

(2)
The market value of the unvested shares of RSUs was calculated by multiplying the number of unvested shares by $42.41, the closing price of a share of the Company's common stock on December 31, 2013, the last business day of the fiscal year.

OPTION EXERCISES AND STOCK VESTING — FISCAL 2013
The Company has not issued any options. The table below provides information as to vested awards of restricted stock and RSUs granted under the 2006 Long-Term Incentive Plan and the 2010 LTIP, as applicable.

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)(1)
Jeff A. Stevens (2)	2,319	72,306
Gary R. Dalke	31,001	966,611
Mark J. Smith (3)	15,422	480,858
Lowry Barfield	14,001	436,551
Jeffrey S. Beyersdorfer	21,417	667,782
_______________________________________

(1)
The value realized on the vested restricted shares and RSUs was calculated by multiplying the number of restricted shares or RSUs, as applicable, that vested by the closing price of a share of the Company's common stock on the vesting date.

(2)
On May 15, 2013, one-third of Mr. Stevens' February 28, 2011, RSU award vested; however, 9,681 shares of common stock associated with this RSU vesting have not yet been settled in common stock and delivered to Mr. Stevens due to a provision in the February 28, 2011, RSU award agreement which provides that no RSU that has become non-forfeitable will be settled at such time if the receipt of such payment would constitute compensation to the participant that is reasonably expected by the Company to not be fully tax deductible by virtue of the limitation on tax deductibility imposed by Section 162(m). In such a situation, any RSUs that are reasonably expected to result in nondeductible compensation will not be settled on such date, but will remain outstanding until the next subsequent vesting date (or later date, if applicable) on which the Company reasonably expects the payment of such RSUs to be fully tax deductible. The value realized on vesting of these non-delivered RSUs is $301,854.

On May 15, 2013, one-third of Mr. Stevens' February 17, 2012, RSU award vested; however, 13,000 shares of common stock associated with this RSU vesting have not yet been settled in common stock and delivered to Mr. Stevens due to a provision in the February 17, 2012, RSU award agreement similar to that described above which provides that no RSU that has become non-forfeitable will be settled at such time if the receipt of such payment would constitute compensation to the participant that is reasonably expected by the Company to not be fully tax deductible by virtue of the limitation on tax deductibility imposed by Section 162(m). The value realized on vesting of these non-delivered RSUs is $405,340.

For additional information about these non-delivered RSUs, see the "Non-Qualified Deferred Compensation — Fiscal 2013" table below.

(3)
On May 15, 2013, one-third of Mr. Smith's February 17, 2012, RSU award vested; however, 4,578 shares of common stock associated with this RSU vesting have not yet been settled in common stock and delivered to Mr. Smith due to a provision in the February 17, 2012 RSU award agreement similar to that described above for Mr. Stevens. The value realized on vesting of these non-delivered RSUs is $142,742. For additional information, see the "Non-Qualified Deferred Compensation — Fiscal 2013" table below.

NON-QUALIFIED DEFERRED COMPENSATION — FISCAL 2013

	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/Distributions	Aggregate Balance at Last Fiscal Year-End
Name	($)	($)	($)	($)	($)
Jeff A. Stevens (1)	707,194	—	254,708	—	1,117,539
Gary R. Dalke	—	—	—	—	—
Mark J. Smith (2)	142,742	—	51,411	—	194,153
Lowry Barfield	—	—	—	—	—
Jeffrey S. Beyersdorfer	—	—	—	—	—
_______________________________________

(1)
The amount in the "Executive Contributions in Last Fiscal Year" column represents the value of 22,681 shares of the Company's common stock, based on the closing share price on May 15, 2013, that were not delivered to Mr. Stevens in connection with the vesting of one-third of his February 28, 2011 and February 17, 2012, RSU awards. The partial share delivery was due to a limitation on deductibility under Section 162(m) contained in the award agreement underlying these RSUs. For additional information, please see the "Option Exercises and Stock Vesting — Fiscal 2013" table above.

The amount in the "Aggregate Earnings in Last Fiscal Year" column reflects the change in fair value of Mr. Stevens' undelivered shares between May 15, 2013 and December 31, 2013, based on the closing stock prices of the Company's common stock as of each such date ($31.18 and $42.41, respectively).

The amount in the "Aggregate Balance at Last Fiscal Year-End" column reflects the aggregate fair value of Mr. Stevens' undelivered shares as of December 31, 2013 based on the closing stock price of the Company's common stock as of such date ($42.41).

(2)
The amount in the "Executive Contributions in Last Fiscal Year" column represents the value of 4,578 shares of the Company's common stock, based on the closing share price on May 15, 2013, which were not delivered to Mr. Smith in connection with the vesting of one-third of his February 17, 2012, RSU award. The partial share delivery was due to a limitation on deductibility under Section 162(m) contained in the award agreement underlying these RSUs. For additional information, please see the "Option Exercises and Stock Vesting — Fiscal 2013" table above.

The amount in the "Aggregate Earnings in Last Fiscal Year" column reflects the change in fair value of Mr. Smith's undelivered shares between May 15, 2013 and December 31, 2013, based on the closing stock prices of the Company's common stock as of each such date ($31.18 and $42.41, respectively).

The amount in the "Aggregate Balance at Last Fiscal Year-End" column reflects the aggregate fair value of Mr. Smith's' undelivered shares as of December 31, 2013 based on the closing stock price of the Company's common stock as of such date ($42.41).

Pension Benefits

None of the named executive officers is covered by a pension plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

All of the current named executive officers have employment agreements with the Company. These employment agreements do not provide for any gross-up to cover any applicable excise or income tax that may be incurred due to a severance payment, nor do they provide for severance payments upon death or disability. These employment agreements have an initial three-year term and are automatically extended for successive one-year terms unless either party gives written notice within 180 days prior to the end of the term to the other party that such party desires not to renew the employment agreement. The named executive officers are subject to non-competition requirements under the terms of the employment agreements for a period of two years following the date of termination and are also subject to confidentiality obligations. The above description of the named executive officer employment agreements does not purport to be a complete statement of the parties' rights and obligations thereunder. The above statements are qualified in their entirety by reference to the employment agreements, which are filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

Involuntary Termination Without Cause Outside a Change of Control Period. If a named executive officer's employment is involuntarily terminated without cause (as defined in the relevant employment agreements and amendments thereto), and such termination takes place outside a change of control period (as defined in the relevant employment agreements, including amendments thereto, and applicable award agreement), the named executive officer will be entitled to the following:

1.
Severance. The named executive officer will be entitled to severance in an amount equal to two times the named executive officer's annual base salary, to be paid over a two-year period in monthly payments equal to one-twelfth of his annual base salary in effect on the date of his involuntary termination.

2.
Performance Awards. If an involuntary termination without cause takes place following the end of a performance period of any performance award, the named executive officer will be entitled to payment under such performance award, that is deemed to have been earned prior to termination. If an involuntary termination without cause takes place during a performance period of any performance award, any payout is solely in the discretion of the Compensation Committee.

3.
Benefits. The named executive officer will be entitled to continue participating in certain medical, dental and vision plans for a period of up to two years at no greater cost to the named executive officer than a similarly situated current Company employee.

Involuntary Termination Without Cause During a Change of Control Period. If a named executive officer's employment is involuntarily terminated without cause (as defined in the relevant employment agreements and amendments thereto), and such termination takes place during a change of control period (as defined in the relevant employment agreements, including amendments thereto, and applicable award agreement), instead of the payments discussed above, the named executive officers will be entitled to the following:

1.
Severance. The named executive officer will be entitled to severance in an amount equal to two times the named executive officer's annual base salary in effect on the date of his involuntary termination to be paid in a lump sum. In addition, Messrs. Smith, Dalke, Barfield and Beyersdorfer will each be paid two times their Annual Bonus Amount (as defined in the relevant employment agreements and amendments thereto) in a lump sum. Mr. Stevens' employment agreement was amended in 2006 to provide that he will only receive two times his base salary, and no additional bonus amounts.

2.
Performance Awards. The named executive officer will be entitled to payout of any outstanding performance award at 100% of the Target Amount (as defined in the relevant performance unit award agreements). Outstanding performance awards that have been earned but not yet paid will be paid at the earned amount, rather than the Target Amount.

3.	Unvested Equity Awards. The named executive officer will be entitled to immediate vesting of all unvested awards under the 2006 Long-Term Incentive Plan and the 2010 LTIP.

4.
Benefits. The named executive officer will be entitled to continue participating in certain medical, dental and vision plans for a period of up to two years at no greater cost to the named executive officer than a similarly situated current Company employee.

The Compensation Committee has determined that these termination payments are consistent with the Company's compensation goals and objectives as well as the practices of the Company's 2013 Compensation Peer Group. Further, the Compensation Committee believes that these agreements enhance the Company's ability to attract and retain named executive officers who are nationally recognized for their expertise, talent and accomplishments in their specific areas of responsibility at the Company. The descriptions of the named executive officer employment agreements, restricted stock grant agreements, RSU award agreements and performance unit award agreements contained herein do not purport to be a complete statement of the parties' rights and obligations thereunder. The above statements are qualified in their entirety by reference to such agreements, which have been filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 2013.

Assuming an involuntary termination (as defined in the relevant employment agreements and amendments thereto) occurred at December 31, 2013, the following severance payments would be applicable for each named executive officer listed below.

INVOLUNTARY TERMINATION WITHOUT CAUSE
(OUTSIDE A CHANGE OF CONTROL PERIOD)

	Severance Payment	Value of Employee Benefits to be Continued	Payment of Performance Unit Awards	Accelerated Vesting of Restricted Shares or Units	Total
Name	($)(1)	($)(2)	($)(3)	($)	($)
Jeff A. Stevens	1,872,000	17,226	899,726	—	2,788,952
Gary R. Dalke	802,880	17,226	561,510	—	1,381,616
Mark J. Smith	1,023,360	17,226	715,925	—	1,756,511
Lowry Barfield	715,520	17,226	500,680	—	1,233,426
Jeffrey S. Beyersdorfer	557,440	17,226	389,938	—	964,604
_______________________________________

(1)
The named executive officer will be entitled to severance in an amount equal to two times the named executive officer's annual base salary, to be paid over a two-year period in monthly payments equal to one-twelfth of his annual base salary in effect on the date of his involuntary termination. Please see discussion under "Potential Payments Upon Termination or Change of Control" above for a description of severance payments.

(2)
Named executive officers may be entitled to continue participating in certain employee benefit plans for a period of up to two years. "Benefits to be Continued" for each named executive officer represents two years of the officer’s 2013 elected medical, dental and vision benefits.

(3)
Each of the named executive officers will also be entitled to receive payment under the 2011 PUAs, which have a performance period that ended on December 31, 2013 (see "Compensation Discussion and Analysis — Named Executive Officer Compensation for 2013 — Settlement of the 2011 Performance Unit Awards in 2013" above). The amounts paid to the named executive officers under the 2011 PUAs are included in this column as the performance period has concluded and the calculation of 2011 PUAs for each of the named executive officers is complete. For involuntary terminations without cause occurring during a performance period outside a change of control period (as defined in the relevant performance unit award agreements), the payout of any performance unit award in the event of involuntary termination is in the discretion of the Compensation Committee, and could range from zero to the maximum payout applicable under the performance award. See the compensation table "Grants of Plan-Based Awards — Fiscal 2013" above for a description of the maximum payout under the 2013 PUAs for each of the Company's named executive officers.

INVOLUNTARY TERMINATION WITHOUT CAUSE
(WITHIN CHANGE OF CONTROL PERIOD)

	Severance Payment	Value of Employee Benefits to be Continued	Payment of Performance Unit Awards	Accelerated Vesting of Restricted Shares or Units	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)
Jeff A. Stevens	1,872,000	17,226	2,989,406	4,998,739	9,877,371
Gary R. Dalke	2,394,388	17,226	1,682,950	2,607,791	6,702,355
Mark J. Smith	3,051,912	17,226	2,145,605	2,678,361	7,893,104
Lowry Barfield	2,133,860	17,226	1,500,440	1,742,160	5,393,686
Jeffrey S. Beyersdorfer	1,662,424	17,226	1,168,658	1,801,068	4,649,376
_______________________________________

(1)	Please see discussion under "Potential Payments Upon Termination or Change of Control" above for a description of severance payments.

(2)
Named executive officers may be entitled to continue participating in certain employee benefit plans for a period of up to two years. "Benefits to be Continued" for each named executive officer represents two years of the officer’s 2013 elected medical, dental and vision benefits.

(3)
In the event of termination during a change in control period (as defined in the relevant performance unit award agreements) and pursuant to the applicable award agreement, outstanding performance unit awards will be paid out at 100% of the Target Amount (as defined in the relevant performance unit award agreement). Performance unit awards may be paid in cash or stock, at the discretion of the Compensation Committee. Amounts in this column reflect the Target Amounts under the 2012 and 2013 PUAs. Each of the named executive officers would also be entitled to receive payment under the 2011 PUAs, which have a performance period that ended on December 31, 2013 (see "Compensation Discussion and Analysis — Named Executive Officer Compensation Actions Taken Since the End of Fiscal Year 2013 — 2011 Performance Unit Awards" above). The actual amounts paid to the named executive officers under the 2011 PUAs are included in in this column along with the Target Amounts for the 2012 and 2013 PUAs.

(4)
This column represents the market value of the restricted shares and RSUs subject to acceleration calculated by multiplying the number of unvested shares on December 31, 2013, by $42.41, which was the closing price of a share of the Company's common stock on December 31, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of the common stock of the Company and Company's subsidiaries, WNRL and NTI, as of March 31, 2014, by:

•	Each director and nominee for director;

•	Each executive officer named in the summary compensation table;

•	Each person known by the Company to beneficially own more than 5% of the outstanding common stock of the Company; and

•	All of the Company’s executive officers and directors as a group.
The number of shares and percentage of beneficial ownership set forth below are based on 79,781,448 shares of common stock of the Company and 22,811,000 and 92,707,773 common units of WNRL and NTI, respectively, issued and outstanding as of March 31, 2014. The number of shares and percentage of beneficial ownership set forth below includes shares of the Company's common stock held as of March 31, 2014 and RSUs that are scheduled to vest within 60 days thereafter and are anticipated to be settled in common stock. In addition, pursuant to the SEC's rules and regulations, the table below includes beneficial ownership of the common units representing limited partnership interests of the Company's subsidiaries, WNRL and NTI, as of March 31, 2014. Each of WNRL and NTI limited partnership units are traded on the New York Stock Exchange. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table below have sole voting and dispositive power with respect to all shares of common stock and common units shown as beneficially owned by them, and their address is 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

Name	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
	Western Refining, Inc.		Western Refining Logistics, LP		Northern Tier Energy LP
Paul L. Foster (1)	20,106,818	25.2%	250,000	1.1%	4,129	—%
Carin M. Barth (2)	87,407	0.1%	—	—%	—	—%
Sigmund L. Cornelius	13,227	*	2,500	*	—	—%
L. Frederick Francis	82,901	0.1%	30,000	0.1%	—	—%
Brian J. Hogan (3)	87,759	0.1%	10,000	*	—	—%
William D. Sanders	37,859	*	—	—%	—	—%
Ralph A. Schmidt	575,677	0.7%	20,000	0.1%	—	—%
Jeff A. Stevens (4)	3,671,182	4.6%	502,500	2.2%	4,129	—%
Scott D. Weaver	1,450,000	1.8%	25,000	0.1%	—	—%
Lowry Barfield (5)	83,938	0.1%	—	—%	4,129	—%
Jeffrey S. Beyersdorfer (6)	64,931	0.1%	1,500	*	500	—%
Gary R. Dalke (7)	113,799	0.1%	7,500	*	—	—%
William Jewell (8)	104,791	0.1%	—	—%	—	—%
Mark J. Smith (9)	109,869	0.1%	25,000	0.1%	—	—%

All directors and executive officers as a group (14 persons)	26,590,158	33.3%	874,000	3.7%	12,887	—%

Other 5% or more shareholders:
Franklin Mountain Investments Limited Partnership (10)	16,004,581	20.1%	—	—	—	—
Van Eck Associates Corporation (11)	5,518,600	6.9%	—	—	—	—
* The number of shares beneficially owned is less than 0.1% of the total shares outstanding as of March 31, 2014.
_______________________________________

(1)
Of the Company shares indicated as beneficially owned by Mr. Foster, 16,004,581 are beneficially owned by Franklin Mountain Investments Limited Partnership ("FMILP"), in which Mr. Foster holds a 100.0% interest. Mr. Foster is the sole shareholder and President of Franklin Mountain G.P., LLC, the General Partner of

FMILP and, as such, he may be deemed to have voting and dispositive power over the shares beneficially owned by FMILP. Of the shares beneficially owned by Mr. Foster, 4.0 million shares are pledged as collateral on lines of credit. With respect to the NTI common units indicated as beneficially owned by Mr. Foster, all are scheduled to vest and settle into common units representing limited partner interests in NTI on January 3, 2015. These units were granted pursuant to a Restricted Unit Agreement under the Northern Tier Energy 2012 Long-Term Incentive Plan as compensation for services as a director of NTGP, the general partner of NTI.

(2)	Of the Company shares indicated as beneficially owned by Ms. Barth, 10,420 are shares owned by trusts of which Ms. Barth is trustee.

(3)
Of the Company shares indicated as beneficially owned by Mr. Hogan, 1,000 shares are held in Uniform Gift to Minors accounts for which Mr. Hogan is custodian and 500 shares are held in a Joint Tenant with Right of Survivorship account for which Mr. Hogan is a co-account holder.

(4)
With respect to the NTI common units indicated as beneficially owned by Mr. Stevens, all are scheduled to vest and settle into common units representing limited partner interests in NTI on January 3, 2015. These units were granted pursuant to a Restricted Unit Agreement under the Northern Tier Energy 2012 Long-Term Incentive Plan as compensation for services as a director of NTGP, the general partner of NTI.

(5)
Of the Company shares indicated as beneficially owned by Mr. Barfield, 13,999 are RSUs expected to vest and settle into shares of the Company's common stock within 60 days of March 31, 2014. With respect to the NTI common units indicated as beneficially owned by Mr. Barfield, all are scheduled to vest and settle into common units representing limited partner interests in NTI on January 3, 2015. These units were granted pursuant to a Restricted Unit Agreement under the Northern Tier Energy 2012 Long-Term Incentive Plan as compensation for services as a director of NTGP, the general partner of NTI.

(6)	Of the Company shares indicated as beneficially owned by Mr. Beyersdorfer, 18,422 are RSUs expected to vest and settle into shares of the Company's common stock within 60 days of March 31, 2014.

(7)	Of the Company shares indicated as beneficially owned by Mr. Dalke, 30,999 are RSUs expected to vest and settle into shares of the Company's common stock within 60 days of March 31, 2014.

(8)
Of the Company shares indicated as beneficially owned by Mr. Jewell, 6,481 are "if-converted" shares related to his beneficial ownership of 5.75% Convertible Senior Notes due 2014 at a conversion price of $10.80 per share and 8,333 are RSUs expected to vest and settle into shares of the Company's common stock within 60 days of March 31, 2014.

(9)	Of the Company shares indicated as beneficially owned by Mr. Smith, 12,166 are RSUs expected to vest and settle into shares of the Company's common stock within 60 days of March 31, 2014.

(10)
Of the Company shares indicated as beneficially owned by FMILP, FMILP has shared voting and dispositive power over all of the shares and no sole voting and dispositive power. Paul L. Foster holds a 100.0% interest in FMILP and is the sole shareholder and President of Franklin Mountain G.P., LLC, the General Partner of FMILP and, as such, he may be deemed to have voting and dispositive power over the shares beneficially owned by FMILP.

(11)
Van Eck Associates Corporation, ("Van Eck") filed with the SEC a Schedule 13G on February 14, 2012. Based solely on the disclosure set forth in the Schedule 13G, Van Eck has sole voting and dispositive power with respect to 5,518,600 shares of the Company's common stock, and shared voting and dispositive power with respect to none of the shares. Van Eck’s address is 335 Madison Ave., 19th Floor, New York, New York 10017.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the Company’s executive officers serves as a member of the board or on the compensation committee of any entity that has any executive officers serving on the Compensation Committee. No interlock relationships exist between the Company’s Board and the compensation committee of any other company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies for the Review and Approval of Related-Person Transactions
The Board has delegated to the Audit Committee the responsibility for reviewing and approving all related-person transactions defined by, or those transactions required to be disclosed under, Item 404 of Regulation S-K of the SEC. This requirement is set forth in the Audit Committee charter (which can be accessed on the Company’s website at www.wnr.com or by sending a written request to Lowry Barfield, Secretary, at the Company’s corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901). The Company’s Senior Vice President - Legal, General Counsel and Secretary is primarily responsible for obtaining information from the directors and executive officers with respect to related-person transactions and for then determining, based on the facts and circumstances, whether the Company or a related-person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related-person are disclosed in this Proxy Statement. The Audit Committee reviews and approves all related-person transactions.
Effective November 30, 2012, an entity controlled by Paul Foster purchased the building and related lease agreements of certain office space and parking garage space that the Company and other commercial tenants occupy in El Paso, Texas. The lease agreement expires in November 2017. Under the terms of the lease, the Company makes annual payments of $213,000. For the year ended December 31, 2013, the Company made rental payments under the leases of approximately $213,000. No additional amounts were due under the lease as of December 31, 2013.
Scott Stevens, the brother of Jeff Stevens, serves as the Senior Vice President - Southwest Marketing of certain of the Company's subsidiaries. For his services in 2013 he received $419,754 in total compensation consisting of base salary, bonus and dividends on unvested restricted stock awarded in previous years. His compensation is commensurate with that paid to employees in comparable positions with such subsidiaries.

In April 2014, the Company entered into a sponsorship agreement with a local baseball team based out of El Paso, Texas that is partially owned by an entity controlled by Paul Foster for key promotional and advertising space. Under the agreement, the Company agreed to a three-year sponsorship commitment of $125,000 per year, which amount will increase by 1.5% each year, and also agreed to invest $15,000 in updating the baseball fields of local schools in El Paso. This sponsorship represents a high profile community opportunity to continue to build the Company's brand over a sustained period of time and continues to demonstrate the Company's commitment to its local communities.

Relationship with WNRL

As discussed above in the "Compensation Discussion and Analysis," on October 16, 2013, WNRL completed its initial public offering (the "Offering") of 15,812,500 common units, including 2,062,500 common unit over-allotment option that was fully exercised by the underwriters, to the public at a price of $22.00 per unit. The Company owns a 65.3% limited partner interest in WNRL and the public owns a 34.7% limited partner interest and also owns WRGP, the general partner of WNRL.

Transactions with WNRL are considered to be related party transactions because Messrs. Stevens, Smith, Dalke, Barfield and Beyersdorfer each serve as executive officers of both the Company (including its wholly-owned subsidiaries) and WRGP, the general partner of WNRL. In addition, Messrs. Foster, Stevens and Weaver also serve on the board of directors of WRGP.

WNRL Initial Public Offering and the Contribution, Conveyance and Assumption Agreement
On October 16, 2013, in connection with the closing of the Offering, the following transactions, among others, occurred pursuant to that certain Contribution, Conveyance and Assumption Agreement by and among the WNRL, WRGP, the Company and certain of its subsidiaries (the "Contribution Agreement"). In exchange for assets contributed at historical cost, the Company received: (i) 6,998,500 common units and 22,811,000 subordinated units, representing an aggregate 65.3% limited partner interest in WNRL; (ii) all of WNRL's incentive distribution rights; and (iii) an aggregate cash distribution of $244.9 million to certain of the Company's wholly-owned subsidiaries.
Information about these transactions can be found in the Contribution Agreement. The description of the Contribution Agreement above is qualified in its entirety by reference to the full text of the Contribution Agreement, which is filed as Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on October 22, 2013.

WNRL Distributions of Available Cash
WNRL generally makes cash distributions to its unitholders pro rata, including the Company, as the holder of 6,998,500 common units and 22,811,000 subordinated units. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, the Company will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.
Assuming WNRL has sufficient available cash to pay the full minimum quarterly distribution on all of its outstanding units for four quarters, the Company would receive an annual distribution of approximately $34.3 million on its common and subordinated units. During 2013, WNRL made no distributions to any unitholders. On January 31, 2014, the board of directors of WRGP declared a quarterly cash distribution of $0.2407 per unit for the prorated period of October 16, 2013, through December 31, 2013. WNRL paid the distribution on February 24, 2014, to all unitholders of record on February 14, 2014.

Omnibus Agreement
On October 16, 2013, in connection with the closing of the Offering, WNRL entered into an Omnibus Agreement (the "Omnibus Agreement") with WRGP, the Company and certain of its subsidiaries. The Omnibus Agreement addresses the following items:

•
WNRL's obligation to reimburse the Company for the provision by the Company of certain general and administrative services (this reimbursement is in addition to certain expenses of our general partner and its affiliates that are reimbursed under our partnership agreement and services agreement), as well as certain other direct or allocated costs and expenses incurred by the Company on WNRL's behalf;

•	WNRL's rights of first offer to acquire certain logistics assets from the Company;

•
an indemnity by the Company for certain environmental and other liabilities, and WNRL's obligation to indemnify the Company for events and conditions associated with the operation of WNRL's assets that occur after closing of the Offering and for environmental liabilities related to WNRL's assets to the extent the Company is not required to indemnify WNRL;

•	the Company's transfer of certain environmental permits related to WNRL's assets to WNRL and WNRL's use of such permits prior to the transfer thereof; and

•
the granting of a license from the Company to WNRL with respect to the use of certain of the Company's trademarks and WNRL's granting of a license to the Company with respect to use of certain of its trademarks.

The omnibus agreement generally terminates in the event of a change of control of us or our general partner.
The description of the Omnibus Agreement above is qualified in its entirety by reference to the full text of the Omnibus Agreement, which is filed as Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the SEC on October 22, 2013.
Services Agreement
On October 16, 2013, in connection with the closing of the Offering, WNRL and the Company entered into an Operational Services Agreement (the "Services Agreement") under which WNRL reimburses the Company for the Company's provision of certain personnel to provide operational services to WNRL and under WNRL's supervision in support of its pipelines and gathering assets and terminalling and storage facilities, including routine and emergency maintenance and repair services, routine operational activities, routine administrative services, construction and related services and such other services as WNRL and the Company may mutually agree upon from time to time. The Company will prepare a maintenance, operating and capital budget on an annual basis subject to WNRL's approval. The Company submits actual expenditures for reimbursement on a monthly basis, and WNRL reimburses the Company for providing these services.
WNRL may terminate any of the services provided by the personnel provided by the Company upon 30 days prior written notice. Under the Services Agreement, either party may terminate this agreement upon prior written notice if the other party is in material default under the agreement and such party fails to cure the material default within 20 business days. The Services Agreement has an initial term of ten years and may be renewed by two additional five-year terms upon agreement between WNRL and the Company which is evidenced in writing prior to the end of the initial term of ten years or the first renewal term of five years. If a force majeure event prevents a party from carrying out its obligations (other than to make payments due) under the agreement, such obligations, to the extent affected by force majeure, will be suspended during the continuation of the force majeure event. These force majeure events include acts of God, strikes, lockouts or other industrial disturbances, wars, riots, fires, floods, storms, orders of courts or governmental authorities, explosions, terrorist acts, accidental disruption of service, breakage, breakdown of machinery, storage tanks or lines of pipe and inability to obtain or unavoidable delays in obtaining material or equipment and any other circumstances not reasonably within the control of the party claiming suspension and that by the exercise of due diligence such party is unable to prevent or overcome.
The description of the Services Agreement above is qualified in its entirety by reference to the full text of the Services Agreement, which is filed as Exhibit 10.4 to the Company's Current Report on Form 8-K filed with the SEC on October 22, 2013.
As of December 31, 2013, WNRL had recorded total indirect charges related general and administrative expenses and operating and maintenance expenses under both the Omnibus Agreement and the Services Agreement of $16.3 million.
Pipeline Agreement
On October 16, 2013, in connection with the closing of the Offering, WNRL and the Company, entered into a Pipeline and Gathering Services Agreement (the "Pipeline Agreement") under which WNRL agreed to transport crude oil on its Permian Basin system primarily for use at the Company's El Paso Refinery and on WNRL's Four Corners system to the Company's Gallup Refinery. WNRL charges the Company fees for pipeline movements, truck offloading and product storage. From October 16, 2013 through December 31, 2013, WNRL recorded total revenue of $5.7 million under Pipeline Agreement.
The description of the Pipeline Agreement provided above is qualified in its entirety by reference to the full text of the Pipeline Agreement, which is filed as Exhibit 10.5 to the Company's Current Report on Form 8-K filed with the SEC on October 22, 2013.
Terminalling Agreement
On October 16, 2013, in connection with the closing of the Offering, WNRL entered into a Terminalling, Transportation and Storage services agreement (the "Terminalling Agreement") with the Company under which WNRL agreed to, among other things, distribute products produced at the Company's refineries, connect the Company's refineries to third-party pipelines and systems and provide fee-based asphalt terminalling and processing services. At WNRL's network of crude oil and refined products terminals and related assets and storage facilities, WNRL charges the Company fees for crude oil, blendstock and refined product storage, shipments into and out of storage and additive and blending services. At WNRL's asphalt plant and terminal in El Paso and its three stand-alone asphalt terminals, WNRL charges the Company fees for asphalt storage, shipments into and out of asphalt storage and asphalt processing and blending. From October 16, 2013 through December 31, 2013, WNRL recorded total revenue of $19.8 million under the Terminalling Agreement.
The description of the Terminalling Agreement provided above is qualified in its entirety by reference to the full text of the Terminalling Agreement, which is filed as Exhibit 10.6 to the Company's Current Report on Form 8-K filed with the SEC on October 22, 2013.

PROPOSAL 3:
APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION
ON A NON-BINDING ADVISORY BASIS
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company is asking shareholders to approve, on a non-binding advisory basis, the compensation of its named executive officers as disclosed in this Proxy Statement in the "Compensation Discussion and Analysis" and the "Executive Compensation" sections including in the tables, the notes and other narratives (collectively, the “Compensation Disclosures”).
As described in the Compensation Disclosures contained in this Proxy Statement, the Compensation Committee has structured the compensation of the Company’s named executive officers in a way that meaningfully aligns the interests of named executive officers with the interests of shareholders, which include:

•	Producing long-term, positive results for the Company and its shareholders;

•	Aligning named executive officers' compensation with the Company's short-term and long-term performance results with metrics to evaluate and reward performance;

•	Attracting and retaining nationally recognized, highly qualified named executive officers to manage and lead the Company; and

•
Providing incentive compensation to reward earnings growth, reliability, safety and environmental performance as well as achievement and implementation of specific Company goals that advance the interests of the Company and its shareholders.

It is the overall goal of the Compensation Committee to compensate the named executive officers in a manner that is demonstrably fair to both the Company and the named executive officer in light of the performance of the Company, the contribution of that named executive officer to that performance and the competition the Company faces to attract and retain highly qualified executives.

The Compensation Committee strives to ensure that the compensation paid to the named executive officers incorporates elements that are commonly recognized as best practices in the area of executive compensation, including the use of performance based compensation (as defined in Section 162(m), which generally represents a significant portion of compensation paid to our named executive officers and incorporates various performance metrics intended to reward both outstanding business results and long-term growth in shareholder value. In light of these objectives, the named executive officers are typically compensated through a combination of base salary, annual bonus and long-term incentives. When setting named executive officer compensation for 2013, the Compensation Committee considered named executive officer compensation in 2012 and accordingly targeted total direct compensation at t 33% base salary, 33% annual bonus compensation and 33% long-term incentives. Targeted total direct named executive officer compensation is reflected in the below table.

For 2013, the Compensation Committee awarded the Company’s named executive officers base salary; annual bonus under the 2013 Annual Performance Plan; a long-term incentive award in the form of the 2013 PUAs; and compensation consisting of benefits generally available to the Company's other employees. The annual bonus under the 2013 Annual

Performance Plan and the long-term incentive award in the form of the 2013 PUAs were awarded pursuant to the Company’s shareholder-approved 2010 LTIP. As a result of settling the 2012 Annual Performance Plan in RSUs, which were granted and included in the Summary Compensation Table for 2013, as-reported compensation received by the Company's named executive officers in 2013 was generally above target total direct compensation consistent with the shift in reported compensation from 2012 to 2013 and the continuing exceptional Company performance. This above target total direct compensation corresponded to continuing exceptional Company performance and accomplishments in 2013 as well as in prior years.

In accordance with the Dodd-Frank Act, shareholders are being asked to vote on an advisory non-binding basis on the following resolution:

“RESOLVED, that the shareholders of Western Refining, Inc. approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers which disclosure includes the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company’s annual Proxy Statement for its 2014 Annual Meeting of Shareholders.”

In assessing this vote, the Company urges shareholders to review in detail the Compensation Disclosures contained in this Proxy Statement, which provide detailed information of the Compensation Committee’s objectives in awarding named executive officer compensation, its process in assessing and awarding named executive officer compensation and its decisions regarding named executive officer compensation for 2013.

Because the vote on this proposal, commonly referred to as a “Say on Pay” vote, is advisory in nature, it will not be binding on the Company, the Board or the Compensation Committee. However, the Compensation Committee will carefully review and consider the voting results when making future decisions regarding the Company’s executive compensation program and the compensation paid to the Company’s named executive officers.

The affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote is required to approve the compensation paid to our named executive officers in 2013 on a non-binding advisory basis. Abstentions have the effect of a negative vote and broker non-votes will not be taken into account.

The Board unanimously recommends a vote “FOR” this proposal.

PROPOSAL 4:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Deloitte, independent auditors, to audit the Company's consolidated financial statements for 2014. The Company asks that you ratify the decision of the Audit Committee that Deloitte audit the Company's consolidated financial statements for 2014.

Although ratification of the Company's independent auditors is not otherwise required, the Board is submitting the selection of Deloitte to the Company's shareholders for ratification as a matter of good corporate practice. In the event shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the shareholders' best interests.

The affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote is required to ratify the appointment of Deloitte as the Company's independent auditor for 2014.

The Audit Committee has approved all services to be provided by Deloitte. Deloitte has advised the Company that it will have a representative available at the 2014 Annual Meeting of Shareholders to make a statement if they so desire and to respond to appropriate questions.

The Board unanimously recommends a vote “FOR” ratification of the appointment of Deloitte as the Company's independent auditors for 2014.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filings made by the Company with the SEC, except to the extent that the Company specifically incorporates it by reference into any filing.

The Audit Committee consists of three directors who are independent, as defined by the standards of the NYSE and the rules and regulations of the SEC. Under the charter approved by the Board, the Audit Committee assists the Board in overseeing matters relating to the Company's accounting and financial reporting practices, the adequacy of internal controls and the quality and integrity of the Company's financial statements. The Audit Committee is responsible for selecting and retaining the independent auditors. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee's role under the Audit Committee charter is to provide oversight of management's responsibility. The Audit Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditors' work.

The Audit Committee has met and held discussions separately and jointly with management, the Company's internal auditors and its independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management, the Company's internal auditors and the independent auditors.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") regarding the independent auditors' communications with the Audit Committee concerning independence. The Audit Committee also discussed with the independent auditors their independence including any relationships that may impact their independence. The Audit Committee discussed and reviewed with the independent auditors all communications required to be discussed by the standards of the PCAOB, including those described in Statement of Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T.

Based on the Audit Committee's discussion with management, the Company's internal auditors and the independent auditors, its review of the representations of management and the report of the independent auditors, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The Audit Committee

Carin M. Barth, Chairperson
L. Frederick Francis
Brian J. Hogan

Principal Accountant Fees and Services
For fiscal years 2013 and 2012, the following fees and expenses were billed by Deloitte & Touche LLP for the indicated services:

	Deloitte Fiscal Year Ended 12/31/2013	Deloitte Fiscal Year Ended 12/31/2012
Audit Fees and Expenses	$3,185,300	$1,712,000
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	173,441	62,159
Total Fees and Expenses	$3,358,741	$1,774,159

For fiscal 2013, audit fees consisted of fees billed for professional services rendered for (i) the audit of the Company’s 2013 consolidated financial statements, (ii) the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, (iii) the review of the Company’s interim consolidated financial statements included in quarterly reports, (iv) audits of carve out financial statements of a newly formed subsidiary and (v) other services that were normally provided by Deloitte in connection with statutory and regulatory filings or engagements. Total fees and expenses included approximately $54,000 of reimbursed out-of-pocket expenses for fiscal year 2013. All other fees include fees for transaction due diligence and regulatory preparedness.

For fiscal 2012, audit fees consisted of fees billed for professional services rendered for (i) the audit of the Company’s 2012 consolidated financial statements, (ii) the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012, (iii) the review of the Company’s interim consolidated financial statements included in quarterly reports and (iv) other services that were normally provided by Deloitte in connection with statutory and regulatory filings or engagements. Total fees and expenses included approximately $42,000 of reimbursed out-of-pocket expenses for fiscal year 2012. All other fees consist of regulatory preparedness fees.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Auditors

The Audit Committee has determined that the provision of certain non-audit services by Deloitte is compatible with maintaining their independence. The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2012 and 2013, all services provided by Deloitte were approved in accordance with this policy.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 ("Exchange Act") requires the Company's officers, directors, and persons who beneficially own more than 10% of the common stock of the Company to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the Forms 3 and 4, including any amendments, filed with the SEC in 2013 (no Forms 5, or any amendments, were filed with respect to 2013), all required report filings by the Company’s directors and executive officers and greater than 10% affiliated beneficial owners were timely made.

PROPOSALS OF SHAREHOLDERS FOR THE 2015 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who intend to submit a proposal at the 2015 Annual Meeting of Shareholders and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy materials, shareholder proposals must be received by the Secretary of the Company at the Company's principal executive offices no later than December 24, 2014.

Shareholders intending to present a proposal at the 2015 Annual Meeting of Shareholders but not to include the proposal in the proxy materials, or to nominate a person for election as a director, must comply with the requirements set forth in the Company's Bylaws. The Company's Bylaws require, among other things, that the Company's Secretary receive written notice from the record shareholder of intent to present such proposal or nomination before the later to occur of sixty days prior to the date of the 2015 Annual Meeting of Shareholders or ten days after the Board first publishes the date of such meeting. The notice must contain the information required by the Company's Bylaws, a copy of which is available upon request to the Company's Secretary by calling (915) 534-1400 or by writing to: Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

ANNUAL REPORT

The Annual Report to Shareholders of the Company for the year ended December 31, 2013, including audited financial statements, does not constitute a part of the proxy soliciting material. The Company will furnish a copy of its Annual Report for the year ended December 31, 2013, without exhibits, free of charge to each person who forwards a written request to Lowry Barfield, Secretary, at the Company's corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. Exhibits to the Annual Report will be available for the cost of photocopying to persons so requesting. In addition, the Annual Report for the year ended December 31, 2013, is available on the Investor Relations section of the Company’s website at www.wnr.com.

ANNEX A
PROPOSED AMENDMENTS TO THE COMPANY'S CERTIFICATE OF INCORPORATION

In the proposed amendment to the Company's Certificate, Section FIFTH will be deleted in its entirety and replaced with the following Section FIFTH:

FIFTH:        ~~The directors shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which that director was elected; provided, however, that the directors first designated as Class I directors shall serve for a term expiring at the annual meeting of stockholders next following the date of their designation as Class I directors, the directors first designated as Class II directors shall serve for a term expiring at the second annual meeting of stockholders next following the date of their designation as Class II directors, and the directors first designated as Class III directors shall serve for a term expiring at the third annual meeting of stockholders next following the date of their designation as Class III directors.~~ Each director elected at and after the annual meeting of shareholders of 2014 shall be elected for a term expiring at the next succeeding annual meeting of shareholders and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. For the avoidance of doubt, any director elected prior to the annual meeting of shareholders of 2014 shall serve for the remainder of the term to which such director was elected or until such director’s earlier death, resignation or removal. Each director shall hold office until the annual meeting of shareholders at which his or her term expires and, the foregoing notwithstanding, shall serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. Notwithstanding the foregoing or Section ~~144~~141(k) of the DGCL to the contrary, any director may be removed either with or without cause.
~~At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.~~
~~In the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. The Board of Directors shall specify the class to which a newly created directorship shall be allocated, which shall be done in a manner to achieve equality of number of directors among the classes.~~

A-1

ANNEX B
PROPOSED AMENDMENTS TO THE COMPANY'S BYLAWS

In the proposed amendment to the Company's Bylaws, Article III, Section 2 will be amended as follows:
SECTION 2.    Election and Term. Except as otherwise provided by the Certificate of Incorporation of the Company (the "Certificate of Incorporation") or these Bylaws, ~~in Section 3 of this Article III,~~ directors shall be elected at the annual meeting of the stockholders, and each director so elected shall ~~be elected to~~ serve until the next annual meeting of stockholders ~~or until his term expires~~ and~~, the foregoing notwithstanding, shall serve~~ until his or her successor ~~shall have been~~ is duly elected and ~~duly~~ qualified, or until his or her earlier death, resignation or removal. ~~Pursuant to the certificate of incorporation of the Company (the “Certificate of Incorporation”), the directors of the Company shall be divided into classes (“Term of Office Classes”) based upon the expiration of their terms of office. Notwithstanding anything to the contrary contained in this Article III, the manner of election, terms of office and other provisions relating to directors serving in any Term of Office Class shall be as provided in the Certificate of Incorporation~~. Directors need not be stockholders.
SECTION 3. Vacancies and Newly Created Directorships. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors, although less than a quorum, or by a sole remaining director, except where the vacancies have been created by removal of directors by the owners of a majority of the outstanding shares of capital stock. In the event of such removal, the resulting vacancies shall be filled by the owners of the majority of the outstanding shares of capital stock. Except as otherwise provided by the Certificate of Incorporation, ~~A~~any director appointed to fill a vacancy ~~vacancies or newly-created directorships filled in accordance with this Section 3 at a time when the Certificate of Incorporation provides for Term of Office Classes shall be allocated among the Term of Office Classes pursuant to Article FIFTH of the Certificate of Incorporation~~ resulting from the death, resignation, removal or disqualification of a director shall serve for the remainder of the term of his or her predecessor in office and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, removal or disqualification. Any director appointed to fill a newly created directorship resulting from an increase in the total number of directors comprising the Board of Directors shall serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification.
SECTION 4. Resignation; Removal. Any director may resign at any time by giving written notice thereof to the Board of Directors. Any such resignation shall take effect as of its date unless some other date is specified therein, in which event it shall be effective as of that date. The acceptance of such resignation shall not be necessary to make it effective. ~~The Board of Directors may, by majority vote of the directors then in office, remove a director for cause.~~ Except as otherwise provided by the Certificate of Incorporation or applicable law, t~~T~~he owners of a majority of the outstanding shares of capital stock may remove any director or the entire Board of Directors, with or without cause, either by a vote at a special meeting or annual meeting, or by written consent.

B-1

ANNEX C
RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

Adjusted EBITDA represents earnings before interest expense and other financing costs, amortization of loan fees, provision for income taxes, depreciation, amortization, maintenance turnaround expense and certain other non-cash income and expense items. However, Adjusted EBITDA is not a recognized measurement under United States generally accepted accounting principles ("GAAP"). Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of financings, income taxes, the accounting effects of significant turnaround activities (that many of our competitors capitalize and thereby exclude from their measures of EBITDA) and certain non-cash charges that are items that may vary for different companies for reasons unrelated to overall operating performance.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for significant turnaround activities, capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•	Adjusted EBITDA, as we calculate it, may differ from the Adjusted EBITDA calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. The following table reconciles net income to Adjusted EBITDA for the periods presented:

	Year Ended December 31,
	2013	2012
	(In thousands)
Net income	$275,994	$398,885
Net income attributed to non-controlling interest	23,560	—
Interest expense and other financing costs	68,040	81,349
Amortization of loan fees	6,541	6,860
Provision for income taxes	153,925	218,202
Depreciation and amortization	117,848	93,907
Maintenance turnaround expense	50,249	47,140
Loss (gain) and impairments on disposal of assets, net	(4,989)	—
Goodwill impairment loss	—	—
Loss on extinguishment of debt	46,773	7,654
Write-off of unamortized loan fees	—	—
Net change in lower of cost or market inventory reserve	—	—
Unrealized loss (gain) on commodity hedging transactions, net	16,898	229,672
Adjusted EBITDA	$754,839	$1,083,669

C-1

Western Refining

2014 ANNUAL MEETING OF SHAREHOLDERS OF WESTERN REFINING, INC.

Date: Wednesday, June 4, 2014
Time: 8:30 A.M. (Mountain Daylight Time)
Place: Plaza Theater, 125 Pioneer Plaza, El Paso, Texas 79901

Please make your marks like this: ☒ Use dark black pencil or pen only

Western Refining, Inc. Board of Directors Recommends a Vote **FOR** each director in proposal 2, and **FOR** proposals 1, 3 and 4.

	For	Against	Abstain	Directors Recommend ↓
1: Approve an amendment to the company's Certificate of Incorporation as amended, to declassify the company's Board of Directors.	☐	☐	☐	For

	For	Withhold	
01 Carin Marcy Barth	☐	☐	For
02 Paul L. Foster	☐	☐	For
03 L. Frederick Francis	☐	☐	For

5: To consider and act upon any other matters which may properly come before the annual meeting or any adjournment(s) or postponement(s) thereof.

If you will attend the meeting and vote your shares in person, please mark this box. ☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

____
Please Sign Above

____
Please Date Above

____
Please Sign Above

____
Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Western Refining

2014 Annual Meeting of Shareholders of Western Refining, Inc. to be held on Wednesday, June 4, 2014 for Holders as of April 8, 2014

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
www.proxypush.com/wnr
- View Meeting Documents.
- Have your 12-digit control number ready.
- Cast your vote online.

OR

TELEPHONE

Call
866-390-5269
- Use any touch-tone telephone.
- Have your 12-digit control number ready.
- Follow the simple recorded instructions.

OR

MAIL
- Detach your Proxy Card.
- Mark, sign and date your Proxy Card.
- Return your Proxy Card in the postage-paid envelope provided.

The undersigned hereby appoints Lowry Barfield and Gary R. Dalke, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to act as proxies for the undersigned, and to vote all the shares of common stock of Western Refining, Inc. which the undersigned is entitled to vote at the 2014 Annual Meeting of Shareholders of Western Refining, Inc. and any adjournment(s) or postponement(s) thereof upon the matters specified and upon such other matters as may be properly brought before the annual meeting or any adjournment(s) or postponement(s) thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the annual meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR IN PROPOSAL 2, FOR PROPOSAL 1, 3 and 4 AND AUTHORITY WILL BE DEEMED GRANTED FOR THE PROXIES TO VOTE ACCORDING TO THEIR DISCRETION FOR ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

All votes must be received by 5:00 P.M., Eastern Daylight Time, June 3, 2014.

PROXY TABULATOR FOR

WESTERN REFINING, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy Card Page-1

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

Revocable Proxy — Western Refining, Inc. 2014 Annual Meeting of Shareholders of Western Refining, Inc. June 4, 2014, 8:30 a.m. (Mountain Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Lowry Barfield and Gary R. Dalke, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution, and revocation, and authorizes them, and each of them, to act as proxies for the undersigned, and to vote all shares of common stock of Western Refining, Inc. that the undersigned is entitled to vote at the 2014 Annual Meeting of Shareholders of Western Refining, Inc. on Wednesday, June 4, 2014, at 8:30 a.m. (Mountain Daylight Time) at the Plaza Theater, 125 Pioneer Plaza, El Paso, Texas 79901, and any and all adjournment(s) or postponement(s) thereof, as set forth below.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted:

FOR proposal 1

FOR each of the nominees for directors in proposal 2

FOR proposal 3

FOR proposal 4

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

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